                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration No. 333-72519

PRICING SUPPLEMENT NO. 1, dated March 13, 2002
This Pricing Supplement supplements the Prospectus dated March 12, 1999 and the Prospectus Supplement dated August 31, 1999. For purposes of Section 10(a) of the Act, the final prospectus relating to the securities offered hereby consists of this Pricing Supplement, the Prospectus and the Prospectus Supplement and the documents incorporated therein by reference.

                                  $400,000,000
                    Developers Diversified Realty Corporation
                                Medium-Term Notes
                             Senior Fixed Rate Notes
                  Due from 9 Months or More From Date of Issue

Principal Amount:                   $100,000,000
Issue Price:                        99.562%
Original Issue Date:                March 18, 2002
Maturity Date:                      March 19, 2007

Redemption: We may redeem the Notes, in whole at any time or in part from time to time at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of: (a) 100% of the principal amount of the Notes to be redeemed; and
(b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as hereinafter defined, plus 35 basis points. See "Optional Redemption" for more information.

Interest Rate:              7.000%
Interest Payment Dates:     Each May 15 and November 15, commencing May 15, 2002
CUSIP Number:               25159N AX3
Agent's Commission:         0.500%
Agent's Capacity:           Principal
Net Proceeds to Company:    $99,062,000
Agents:                     Credit Suisse First Boston
                            Banc of America Securities LLC
                            Banc One Capital Markets, Inc.
                            Commerzbank Securities
                            Fleet Securities, Inc.
                            Wachovia Securities*

This Pricing Supplement supplements the Prospectus and Prospectus Supplement with respect to both (1) the initial offering of Medium-Term Notes and (2) market-making transactions in Medium-Term Notes by the Agents.

*First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this Pricing Supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the Notes.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below before purchasing the Notes in this offering,

THERE ARE RISKS INHERENT IN OUR REAL ESTATE INVESTMENTS

     The Economic Performance and Value of Our Centers Depends on Many Factors. The economic performance and values of our real estate holdings can be affected by many factors including the following:

     o    changes in the national, regional and local economic climate;

     o local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

     o    the attractiveness of the properties to tenants;

     o    competition from other available space;

     o the ability of the owner to provide adequate maintenance and obtain adequate insurance on a cost-effective basis; and

     o    increased operating costs.

     Our Real Estate Development Activities May Not Be Profitable. We intend to continue to actively pursue shopping center development projects, including the expansion of existing centers. Our current projects generally require the expenditure of capital and various forms of government and other approvals. We cannot be sure that we will always receive such government and other approvals. Consequently, we cannot be sure that any such projects will be completed or that such projects will prove to be profitable.

     We Depend on Rental Income from Real Property. Substantially all of our income is derived from rental income from real property. As a result, our income and funds for distribution would be negatively affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our properties on economically favorable lease terms. We cannot be sure that any tenant whose lease expires in the future will renew such lease or that we will be able to re-lease space on economically advantageous terms.

     Our Real Estate Investments Contain Environmental Risks. Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances. As a result, we may become liable for the costs of removal or remediation of certain hazardous substances released on or in our property. We may also be liable for other potential costs that could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). We may incur such liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances.

WE RELY ON MAJOR TENANTS

     As of December 31, 2001, the annualized base rental revenues from Wal-Mart represented 5.0% of ours and our proportionate share of joint venture aggregate annualized shopping center base rental revenues. However, as of December 31, 2001, we received no more than 3.0% of ours and our proportionate share of joint venture shopping center base rental revenues from any other single tenant.

     We could be adversely affected in the event of the bankruptcy or insolvency of Wal-Mart or a significant downturn in the business of Wal-Mart. In addition, we could be adversely affected in the event that Wal-Mart does not renew its leases as they expire. We could also be adversely affected in the event of a downturn in the business of other major tenants.

WE COULD BE ADVERSELY AFFECTED BY KMART'S BANKRUPTCY

     In January 2002, Kmart, our second largest retailer, representing approximately 2.7% of our proportionate share of shopping center base rental revenue as of December 31, 2001, filed for protection from its creditors under Chapter 11 of the bankruptcy code. We and our joint venture partners have 25 Kmart leases (including two sub-leases) and one Builders Square lease guaranteed by Kmart aggregating 2.3 million square feet. These leases represent approximately 5.7% of owned gross leasable area ("GLA"). As a result of the Kmart bankruptcy, our income and funds available for distribution could be negatively affected. Kmart has petitioned to reject the Builders Square lease, which represents approximately $0.6 million in annual rent, and one of the sub-leases. The current tenant of the sub-leased property, however, has agreed to maintain occupancy on the same terms. In addition, we cannot be sure that any other properties subject to the Kmart leases, which may be terminated in the bankruptcy, will be re-leased or re-leased on economically advantageous terms. On March 8, 2002, Kmart announced the closing of 284 stores, four of which are located at our properties and represent aggregate annual rental revenues of approximately $0.9 million.

PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS

     Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partner or co-venturer might become bankrupt, that our partner or co-venturer might at any time have different interests or goals than we do, and that our partner or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor we would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that we may invest in partnerships or joint ventures. As of December 31, 2001, we had approximately $255.6 million of investments in and advances to unconsolidated partnerships and joint ventures holding 56 operating shopping centers.

     We have joint venture development agreements for eight additional shopping center projects with leading regional developers. These eight projects have an aggregate projected cost of approximately $350 million. All of these projects have commenced development and are currently scheduled for completion through 2002. We currently hold an interest in five of these projects through the Retail Value Fund. These projects are located in Long Beach, California; Plainville, Connecticut; Deer Park, Illinois; Round Rock, Texas and San Antonio, Texas. The remaining three projects are located in Littleton, Colorado; Coon Rapids, Minnesota; and St. Louis, Missouri. There can be no assurance that these projects will be completed.

OUR ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES COULD RESULT IN LOSSES

     We intend to acquire existing retail properties to the extent that suitable acquisitions can be made on advantageous terms. Acquisitions of commercial properties entail risks, such as the risks that we may not be in a position or have the opportunity in the future to make suitable property acquisitions on advantageous terms and that our investments will fail to perform as expected.

     We also intend to continue the selective development and construction of retail properties in accordance with our development and underwriting policies as opportunities arise. Our development and construction activities include the risks that:

     o we may abandon development opportunities after expending resources to determine feasibility;

     o    construction costs of a project may exceed our original estimates;

     o occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

     o financing may not be available to us on favorable terms for development of a property; and

     o we may not complete construction and lease-up on schedule, resulting in increased debt service expense and construction costs.

     Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the ability to pay distributions to our shareholders and service our indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

OUR ARTICLES OF INCORPORATION CONTAIN LIMITATIONS ON ACQUISITIONS AND CHANGES IN CONTROL

     Our Articles of Incorporation prohibit any person, except for certain existing shareholders at the time of our initial public offering, from owning more than 5% of our outstanding common shares. This restriction is likely to discourage third parties from acquiring control of us without consent of our Board of Directors even if a change in control were in the interest of shareholders.

THERE IS NO LIMITATION IN OUR ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     We intend to continue to maintain a conservative debt capitalization with a ratio of debt to total market capitalization (the sum of the aggregate market value of our common shares, the liquidation preference on any preferred shares outstanding and our total indebtedness) of less than 50%. However, our organizational documents do not contain any limitation on the amount or percentage of indebtedness we may incur. Despite this lack of limitation, the indenture that governs our outstanding indebtedness does contain limits on our ability to incur indebtedness.

THERE WOULD BE AN ADVERSE IMPACT ON OUR DISTRIBUTIONS IF WE FAILED TO QUALIFY AS A REIT

     We intend to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). We believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Code beginning with our taxable year ended December 31,

1993. However, it is possible that we have been organized or have operated in a manner which would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify. We must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions to qualify as a REIT. There are limited judicial and administrative interpretations of these tax provisions. Our status as a REIT also involves the determination of various factual matters and circumstances not entirely within our control. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for investment or distribution to shareholders would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to our shareholders. See "Federal Income Tax Considerations - Failure to Qualify" in the accompanying Prospectus.

WE COULD BE ADVERSELY AFFECTED BY REQUIRED PAYMENTS OF DEBT OR OF RELATED
INTEREST

     We are generally subject to the risks associated with debt financing. These risks include:

     o the risk that our cash flow will not satisfy required payments of principal and interest;

     o the risk that we cannot refinance existing indebtedness on our properties as necessary or that the terms of the refinancing will be less favorable to us than the terms of existing debt; and

     o the risk that necessary capital expenditures for purposes such as re-leasing space cannot be financed on favorable terms.

If a property is mortgaged to secure payment of indebtedness and we cannot pay the mortgage payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property.

OUR ABILITY TO INCREASE OUR DEBT COULD ADVERSELY AFFECT OUR CASH FLOW

     Generally, our organizational documents do not limit the level or amount of debt that we may incur. At December 31, 2001, we had outstanding debt of approximately $1.3 billion (excluding our proportionate share of joint venture mortgage debt aggregating $401.1 million). If we were to become more highly leveraged, our cash needs to fund debt service would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default on our debt obligations, which could reduce our cash available for distribution and our asset values.

OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY FINANCIAL COVENANTS

     Our credit facilities and the indentures under which our senior and subordinated unsecured indebtedness is, or may be, issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur secured and unsecured indebtedness, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

OUR ABILITY TO CONTINUE TO OBTAIN PERMANENT FINANCING CANNOT BE ASSURED

     In the past, we have financed certain acquisitions and certain development activities in part with proceeds from our credit facilities. These financings have been, and may continue to be, replaced by more permanent financing. However, we may not be able to obtain more permanent financing for future acquisitions or development activities on acceptable terms. If market interest rates were to increase at a time when amounts were outstanding under our credit facilities or if other variable rate debt was outstanding, our debt interest costs would increase, causing potentially adverse effects on our financial condition and results of operations.

OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY A JUDGMENT ENTERED AGAINST US

     In September 2001, the U.S. District Court for the Northern District of Ohio entered a judgment in the amount of $5.0 million in compensatory damages, plus attorney fees, against us and three other defendants, in respect of a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by us. The court also awarded to the plaintiff $1.0 million in punitive damages against us and $3.0 million in punitive damages against the three other defendants. The claim alleged breach of contract and fraud during the lease negotiation process that took place prior to and after our acquisition of the property.

     The verdict is subject to various post-trial motions and appeal. We believe that it is probable that the verdict will ultimately be reversed, in whole or in substantial part, and accordingly no provision has been recorded in our financial statements. Although there can be no assurance as to the ultimate outcome, management does not believe that an adverse final determination, if any, will be material in relation to our cash flows, liquidity or financial condition. However, amounts awarded, if any, to the plaintiff upon final resolution of this matter could adversely affect our results of operations in the period in which they are recorded. Further, a determination has not been made as to the proportionate distribution of the contingent loss associated with the compensatory damages, if any, between the defendants.

                               RECENT DEVELOPMENTS

PREFERRED SHARE OFFERING

     On March 13, 2002, we announced the offering of 6.0 million depositary shares, each representing 1/10 of a share of 8.60% Class F Cumulative Redeemable Preferred Shares, at an offering price to the public of $25.00 per depositary share. The transaction is expected to close on March 27, 2002.

COMMON SHARE OFFERINGS

     In December 2001, we sold 3.2 million registered common shares in an underwritten offering. In February 2002, we sold 1.7 million registered common shares to Cohen & Steers Quality Income Realty Fund, Inc. We applied the net cash proceeds of approximately $57.9 million and $33 million from these offerings, respectively, to reduce the outstanding balance on our primary unsecured line of credit.

COMMUNITY CENTERS JOINT VENTURE

     In February 2002, we completed the following transactions associated with our Community Centers joint ventures, in which we own a 20% ownership interest and DRA Advisors, Inc. ("DRA") owns an 80% interest:

     o We purchased DRA's 80% interest in an Independence, Missouri shopping center from the joint venture for approximately $33.4 million. The acquisition was financed with a six-month bridge loan of $27.5 million at LIBOR plus 1.45% and cash from the refinancing and sale of the other joint venture assets. At the joint venture level, the sale of the Independence, Missouri asset generated a gain of approximately $4.9 million.

     o The joint venture sold its Durham, North Carolina shopping center to Kimco Income REIT for $50.1 million. The sale of the Durham, North Carolina asset generated a gain on sale of approximately $10.6 million.

     o Seven of the remaining eight properties held under the DDR/DRA joint ventures, which are located in Fairfax, Virginia; Denver, Colorado; Atlanta, Georgia; Marietta, Georgia; Schaumburg, Illinois; San Diego, California; and Framingham, Massachusetts were refinanced under two mortgages totaling $339.5 million, with a weighted average interest rate of 5.57%. Approximately $119 million of the debt has a fixed interest rate of 6.0%. Approximately $220.5 million of the debt has a current weighted average floating interest rate of 5.34%, of which $175 million is subject to a two-year interest rate cap with a maximum weighted average rate of 6.93%. It is anticipated that a mortgage in excess of $22 million will be obtained for the Naples, Florida property within the next thirty days.

ACQUISITION FROM BURNHAM PACIFIC

     On February 28, 2002, we issued approximately 2.5 million registered common shares and paid $15.1 million in cash pursuant to a Purchase and Sale Agreement among Burnham Pacific Properties, Inc. ("BP"), Burnham Pacific Operating Partnership, L.P., BPP/Van Ness, L.P. and us. Under the terms of the purchase agreement, the Company acquired one real property asset and all of BP's direct and indirect partnership and membership interests in another real property asset in exchange for $64.5 million, consisting of approximately $15.1 million in cash and approximately 2.5 million common shares. One property is located in downtown San Francisco, California, which is an eight-story building with over 123,000 square feet of GLA and has been designated as a National Historic Landmark. The second property is located in a suburb of San Francisco, California and contains over 245,000 square feet of GLA.

AIP MERGER

     We completed a merger with American Industrial Properties REIT ("AIP") following AIP shareholders' approval of the plan of merger on May 14, 2001. AIP shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease for $292.2 million. This transaction also closed on May 14, 2001, immediately prior to the merger.

     Under the merger agreement, all AIP common shareholders' interests, other than ours, were effectively redeemed. Each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including us, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

     The merger with AIP provides us with complete ownership of all of AIP's remaining properties after the sale to Lend Lease. This portfolio is comprised of 31 industrial properties, six office properties, two retail properties and
23.7 acres of undeveloped land. We intend to operate the assets as part of our portfolio and at the same time pursue opportunities to sell some or all of the industrial and office assets through an orderly strategic disposition program. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in our financial statements. Prior to the merger and since July

1998, we owned common stock interest in AIP of approximately 46%, which was accounted for under the equity method of accounting. Our effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

PROPERTY DISPOSITIONS

     The Company will selectively dispose of low growth assets and re-deploy the sales proceeds into new real estate opportunities at higher returns and/or to use the proceeds to repay debt. For the year ended December 31, 2001, the Company sold certain real estate assets and received aggregate proceeds of approximately $65.2 million. In addition, during the fourth quarter of 2001, the Company received proceeds of approximately $8.2 million relating to land sales. For the year ended December 31, 2001, the Company's joint ventures sold certain real estate assets and received aggregate proceeds of approximately $10.5 million of which the Company received approximately $7 million realized through loan repayments from the joint ventures. Proceeds from the sales were used to repay amounts outstanding on the Company's revolving credit facilities. The following is a summary of the dispositions from January 1, 2001 to December 31, 2001:

DATE                 LOCATION                                    SIZE (SQ. FT.)         AMOUNT
----                 --------                                    --------------     -------------
January 2001         Ahoskie, North Carolina                         190,000         $8.3 million
April 2001           Rapid City, South Dakota                         35,500         $2.4 million
June 2001            Highland Heights, Ohio                          250,000        $27.5 million
June 2001            El Paso, Texas (joint venture)                   35,000         $1.9 million
June 2001            San Diego, California (joint venture)            (land)         $3.0 million
July 2001            Toledo, Ohio                                    190,000        $14.8 million
August 2001          Lawrenceville, New Jersey (joint venture)        45,000         $3.8 million
October 2001         Zanesville, Ohio                                 13,000         $1.2 million
October 2001         Dayton, Ohio (joint venture)                     30,000         $1.8 million
December 2001        Gahanna (New Albany), Ohio                       30,000         $4.2 million
December 2001        San Diego, California                            59,000         $6.8 million


KMART STORE CLOSINGS

     On March 8, 2002, Kmart announced the closing of 284 stores, four of which are located at our properties and represent an aggregate of approximately 342,000 square feet of GLA and annual rental revenues of approximately $0.9 million. In connection with its Chapter 11 bankruptcy filing, Kmart may either accept or reject these leases.

                                 USE OF PROCEEDS

     Total net proceeds from the offering of the Notes, after expenses and the underwriting discount, are expected to be approximately $99.0 million. Credit Suisse First Boston Corporation has agreed to purchase our outstanding series of 7.125% Notes Due March 15, 2012, which have an aggregate principal amount of $75.0 million, from the holder thereof for approximately $81.7 million on March 15, 2002. We have agreed to exchange the notes to be acquired by Credit Suisse First Boston Corporation for approximately $81.7 million principal amount of the Notes. The notes we receive from Credit Suisse First Boston Corporation will be retired. We expect to use the remaining proceeds of approximately $17.3 million to repay amounts outstanding under our revolving credit facilities and for general corporate purposes.

                               OPTIONAL REDEMPTION

     We may redeem the Notes, in whole at any time or in part from time to time at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

     o    100% of the principal amount of the Notes to be redeemed; and

     o the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 35 basis points.

"ADJUSTED TREASURY RATE" means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

"COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

"COMPARABLE TREASURY PRICE" means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

"QUOTATION AGENT" means Credit Suisse First Boston Corporation or another Reference Treasury Dealer appointed by us.

"REFERENCE TREASURY DEALER" means Credit Suisse First Boston Corporation and its respective successors and, at our option, other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City. If any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, we must substitute another primary dealer of U.S. government securities.

"REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

                                  DISTRIBUTION

AGENT                                                  PRINCIPAL AMOUNT OF NOTES
-----                                                  -------------------------
Credit Suisse First Boston Corporation...............        $80,000,000
Banc of America Securities LLC.......................          5,000,000
Banc One Capital Markets, Inc........................          5,000,000
First Union Securities, Inc..........................          5,000,000
Commerzbank Capital Markets Corp.....................          2,500,000
Fleet Securities, Inc................................          2,500,000
                                                            ------------
Total................................................       $100,000,000
                                                            ============

     Affiliates of certain of the Agents are parties to our revolving credit facilities and will receive payments thereunder.

     Credit Suisse First Boston Corporation will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston Corporation and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston Corporation based on transactions the underwriter conducts through the system. Credit Suisse First Boston Corporation will make securities available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 12, 1999)
                                                     DEVELOPERS DIVERSIFIED LOGO

                                  $400,000,000

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                               MEDIUM-TERM NOTES
                            ------------------------

DEVELOPERS DIVERSIFIED REALTY CORPORATION MAY OFFER FROM TIME TO TIME UP TO $400,000,000 OF ITS MEDIUM-TERM NOTES. THE SPECIFIC TERMS OF ANY NOTES WILL BE INCLUDED IN A PRICING SUPPLEMENT. UNLESS THE PRICING SUPPLEMENT PROVIDES OTHERWISE THE NOTES OFFERED WILL HAVE THE FOLLOWING GENERAL TERMS:

- STATED MATURITIES OF 9 MONTHS OR MORE FROM THE DATE OF ISSUE

- FIXED OR FLOATING INTEREST RATE. THE FLOATING INTEREST RATE FORMULA WILL BE BASED ON:

  - CD RATE

  - CMT RATE

  - COMMERCIAL PAPER RATE

  - EURIBOR

  - ELEVENTH DISTRICT COST OF FUNDS RATE

  - FEDERAL FUNDS RATE

  - LIBOR

  - PRIME RATE

  - TREASURY RATE

  - ANY OTHER RATE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT

  - INTEREST PAYMENTS ON FIXED RATE NOTES ON EACH MAY 15 AND NOVEMBER 15

  - INTEREST PAYMENTS ON FLOATING RATE NOTES WILL BE PAID MONTHLY, QUARTERLY, SEMI-ANNUALLY OR ANNUALLY

  - REDEMPTION AND/OR REPAYMENT PROVISIONS, IF APPLICABLE, WHETHER MANDATORY OR AT OUR OPTION

  - PAYMENTS IN U.S. DOLLARS OR A FOREIGN OR COMPOSITE CURRENCY

  - MINIMUM DENOMINATIONS OF $1,000 OR OTHER SPECIFIED DENOMINATIONS FOR A FOREIGN CURRENCY OR UNIT OF CURRENCIES

                            ------------------------

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3.
                            ------------------------

                            PRICE TO        AGENTS' DISCOUNTS              PROCEEDS TO
                             PUBLIC          AND COMMISSIONS               CORPORATION
                            --------        -----------------              -----------
Per Note................      100%            .125% - .750%             99.875% - 99.250%
Total...................  $400,000,000    $500,000 - $3,000,000    $399,500,000 - $397,000,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each Agent will solicit offers to purchase the Notes as an agent for Developers Diversified Realty Corporation. Each Agent has agreed to use its reasonable efforts to sell the Notes.
                            ------------------------

MORGAN STANLEY DEAN WITTER
       BANC OF AMERICA SECURITIES LLC
               BANC ONE CAPITAL MARKETS, INC.
                       GOLDMAN, SACHS & CO.
                               LEHMAN BROTHERS
                                     SALOMON SMITH BARNEY
                                           WARBURG DILLON READ LLC
August 31, 1999

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                       PROSPECTUS SUPPLEMENT
Risk Factors................................................     S-3
Description of Notes........................................     S-4
Special Provisions Relating To Foreign Currency Notes.......    S-18
Certain United States Federal Income Tax Considerations.....    S-20
Plan of Distribution........................................    S-28
Legal Matters...............................................    S-29
Glossary....................................................    S-29

                             PROSPECTUS
Forward-Looking Information.................................       3
Risk Factors................................................       3
About This Prospectus.......................................       8
Where You Can Find More Information.........................       8
Incorporation of Certain Documents by Reference.............       8
The Company.................................................      10
Recent Developments.........................................      10
Summary Selected Consolidated Financial Data................      11
Use of Proceeds.............................................      13
Description of Debt Securities..............................      13
Description of Preferred Shares.............................      38
Description of Depositary Shares............................      48
Description of Common Shares................................      52
Description of Common Share Warrants........................      54
Certain Anti-Takeover Provisions of Ohio Law................      55
Federal Income Tax Considerations...........................      56
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Share Dividends......      71
Plan of Distribution........................................      72
Experts.....................................................      73
Legal Matters...............................................      74

                                  RISK FACTORS

     Your investment in the Notes involves certain risks. Before deciding whether an investment in the Notes is suitable for you, you should carefully consider, among other matters, the following discussion of risks, along with the discussion of additional risks beginning on page 3 of the attached prospectus.

STRUCTURE RISKS

     Risks Related to Indices or Formulas. Some of the Notes may be indexed to one or more currencies, commodities, interest rates or other indices or formulas. An investment in these Notes involves significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. These risks include the possibility that any applicable index or formula may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by us at the same time, and that you could lose all or a substantial portion of the principal payable upon maturity of such Notes. These risks depend on a number of factors beyond our control, including economic, financial and political events. In addition, if the formula used to determine the amounts payable under such Notes contains a multiplier or leverage factor, the effect of any change in any applicable index or formula will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may continue or increase in the future.

     Redemption Risk. Any optional redemption feature of the Notes might affect the market value of such Notes. You should expect that we will redeem these Notes when prevailing interest rates are comparatively low. In such cases, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

     Uncertain Trading Markets. We cannot assure you that a trading market for the Notes will ever develop or, if one develops, be maintained. The market value for the Notes in any trading market will be affected by a number of factors unrelated to our creditworthiness. These factors include:

     - the complexity and volatility of any index or formula applicable to the Notes,

     - the method of calculating the amounts payable under the Notes,

     - the time remaining to the maturity of the Notes,

     - the outstanding amount of the Notes,

     - any redemption features of the Notes, and

     - the level, direction and volatility of market interest rates generally.

     Therefore, you may not be able to sell the Notes readily or at prices that will enable you to realize your anticipated yield. You should not purchase the Notes unless you understand and are able to bear the risk that the Notes may not be readily saleable, that the market value of the Notes will fluctuate over time and that such fluctuations may be significant.

CREDIT RATING RISK

     The credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

EXCHANGE RATE RISKS AND EXCHANGE CONTROL RISKS

     If you invest in the Notes that are payable in one or more foreign currencies ("Foreign Currency Notes"), there will be significant risks that are not associated with a similar investment in a debt security payable in United States dollars. These risks include the possibility of significant changes in the rate of exchange between the United States dollar and the applicable foreign currency, as well as the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. These risks generally depend on factors beyond our control, such as economic, financial and political events and the supply and demand for the applicable currencies. In addition, if the formula used to determine the amounts payable under Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign currencies have been highly volatile and such volatility may continue or increase in the future. Depreciation of the foreign currency in which a Foreign Currency Note is payable against the United States dollar would result in a decrease in the yield and market value of such Foreign Currency Note on a United States dollar-equivalent basis.

     Governments or monetary authorities may impose exchange controls at or prior to the date on which any amount payable under a Foreign Currency Note is due. Any such action could affect exchange rates as well as the availability of the foreign currency in which such payment is to be made on such date. Even if there are no exchange controls, it is possible that the applicable foreign currency would not be available on the applicable payment date due to other circumstances beyond our control. In such cases, we will be entitled to satisfy our payment obligations under such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes -- Payment Currency."

                              DESCRIPTION OF NOTES

     The following summary of certain terms of the Notes and the Indentures (as defined below) is not complete. You should refer to the Indentures under which the Notes will be issued, copies of which are included as an exhibit to the registration statement of which this prospectus supplement is a part. The definitions of certain capitalized terms used in this prospectus supplement are provided in the Glossary beginning on page S-29. Capitalized terms used in this prospectus supplement but not defined in this prospectus supplement (including the Glossary) have the meanings assigned in the attached prospectus and/or the Indentures. The term "Debt Securities," as used in this prospectus supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indentures.

     The Notes will be either Senior Notes or Subordinated Notes (referred to in the accompanying prospectus as "Senior Securities" and "Subordinated Securities," respectively). The Senior Notes will be issued as a series of Debt Securities under an Indenture, dated as of May 1, 1994, as amended or supplemented from time to time (the "Senior Indenture"), between the Company and National City Bank, as trustee (the "Senior Trustee"). The Subordinated Notes will be issued as a series of Debt Securities under an Indenture, dated as of May 1, 1994, as amended and supplemented from time to time (the "Subordinated Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are collectively referred to as the "Indentures" and each individually as an "Indenture." The Senior Trustee and the Subordinated Trustee are collectively referred to as the "Trustees" and each individually as a "Trustee." The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended.

GENERAL

     The Notes will be direct, unsecured obligations of the Company. The Senior Notes will rank equally with all existing and future unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured indebtedness of the Company. The Subordinated Notes will be effectively subordinated to all existing and future Senior Indebtedness of the Company. The Indentures under which the Notes will be issued do not limit the amount of additional indebtedness which the Company or its subsidiaries can create, incur, assume or guarantee, except in certain circumstances. See "Description of Debt Securities -- Certain Covenants" in the attached prospectus.

     The Indentures do not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the holders of the Notes (collectively, the "Holders"), provide for the issuance of Notes or other Debt Securities under the Indentures in addition to the $400,000,000 aggregate initial offering price of Notes offered hereby.

     The Notes that will be offered are limited to up to $400,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign currencies. The Notes will be offered on a continuous basis by the Company to or through the Agents and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity Date"), as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest-bearing Notes will either bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"), as specified in the applicable pricing supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

     Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest in respect thereof will be made in, United States dollars. The Company also may issue Foreign Currency Notes. See "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest." The currency in which a Note is denominated (or (i) if such currency (other than Euro) is no longer legal tender for the payment of public and private debts in the relevant country, such other currency which is then such legal tender or
(ii) if such currency is Euro and is no longer legal tender in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, such other currency which is then such legal tender) is herein referred to as the "Specified Currency" with respect to such Notes. References herein to "United States dollars," "U.S. dollars" and "U.S. $" are to the lawful currency of the United States of America.

     Unless otherwise specified in the applicable pricing supplement, purchasers are required to pay for the Notes in the applicable Specified Currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies and vice versa, and commercial banks generally do not offer non-United States dollar checking or savings account facilities in the United States. The applicable Agent may be prepared to arrange for the conversion of United States dollars into the applicable Specified Currency to enable the purchaser to pay for the related Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Any such conversion will be made by an Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

     Each Note will be issued as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable pricing supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable pricing supplement.

     Payments of principal and premium, if any due, and interest, if any, on Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See " -- Book-Entry Notes" below. In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of the applicable Note repayable on such date) will be made in immediately available funds upon presentation and surrender thereof

(or, in the case of any repayment on an Optional Repayment Date, upon presentation and surrender thereof of a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York. Such office or agency for Senior Notes and Subordinated Notes is maintained currently by the Senior Trustee at c/o ChaseMellon Shareholder Services, 120 Broadway, 13(th) Floor, New York, New York 10271, and by the Subordinated Trustee at its corporate trust office located at 450 West 33rd Street, 15th Floor, New York, New York 10001-2697. An additional office or agency for the Senior Notes is maintained currently at the corporate trust office of the Senior Trustee located at National City Bank, Corporate Trust Administration, 629 Euclid Avenue, Suite 635, Cleveland, OH 44114-3484. Payment of interest, if any, due on the Maturity Date of a Certificated Note will be made to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. Payment of interest, if any, due on a Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date will be made at the applicable office or agency referred to above maintained by the Company for such purpose or, at the option of the Company, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10 million (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest."

     Book-Entry Notes may be transferred or exchanged only through the Depositary. See " -- Book-Entry Notes" below. Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York in any place where the principal thereof and any premium or interest thereon are payable. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

     Notwithstanding any provisions described in this prospectus supplement to the contrary, if a Note specifies that an Addendum is attached thereto or that "Other/Additional Provisions" apply, such Note will be subject to the terms specified in such Addendum or "Other/Additional Provisions," as the case may be, and will be described in the applicable pricing supplement.

     The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the Notes.

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in the applicable pricing supplement, the Notes will not be subject to any sinking fund. The applicable pricing supplement will indicate if the Notes will be redeemable prior to the Stated Maturity Date and the terms on which such Notes will be redeemable at the option of the Company. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the initial redemption date specified in the applicable pricing supplement in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the Holders thereof not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. Unless otherwise specified in the applicable pricing supplement, "Redemption Price," with respect to a Note, means an amount equal to the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the annual redemption percentage reduction, if applicable, specified in the applicable pricing supplement) multiplied by the unpaid principal amount to be redeemed. The initial redemption percentage, if any, applicable to a Note shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also " -- Discount Notes" below.

REPAYMENT AT THE OPTION OF THE HOLDER; REPURCHASES BY THE COMPANY

     The applicable pricing supplement will indicate if the Notes will be repayable at the option of the Holders thereof on a date specified prior to the applicable Maturity Date and, unless otherwise specified in the applicable pricing supplement, such Notes will be repayable at a price equal to 100% of the unpaid principal amount thereof, together with unpaid interest accrued to the date of repayment. See also "-- Discount Notes" below.

     Unless otherwise specified in the pricing supplement, in order for such a Note to be repaid, the Trustee must receive at least 30 days but not more than 60 days prior to the repayment date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse of such Note duly completed or (ii) a telegram, telex, facsimile transmission, or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby, and a guarantee that such Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of such Note, will be received by the Trustee not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; however, such telegram, telex, facsimile transmission or letter will only be effective if such Note and duly completed form are received by the Trustee by such fifth Business Day. Unless otherwise specified in the applicable pricing supplement, exercise of the repayment option by the Holder of a Note will be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note, but, in that event, the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination.

     If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the Beneficial Owner (as defined below) of such Note must instruct the broker or other Direct Participant (as defined below) or Indirect Participant (as defined below) through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers. Accordingly, each Beneficial Owner should consult the broker or other Direct Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     If applicable, the Company will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the applicable Trustee for cancellation.

INTEREST

  General

     Unless otherwise specified in the applicable pricing supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable pricing supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued during the Interest Period.

     Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any such Note originally issued between a Record Date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date.

  Fixed Rate Notes

     Interest on Fixed Rate Notes will be payable in arrears on a semi-annual or other basis on the date(s) specified in the applicable pricing supplement (each, an "Interest Payment Date" with respect to a Fixed Rate Note) and on the Maturity Date. Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months, provided, however, that interest on any Fixed Rate Notes denominated in Euro will be computed and paid on the basis of the actual number of days in the calculation period divided by 365 (or if any portion of the calculation falls in a leap year, the sum of (A) the actual number of days in that portion of the calculation period falling in the leap year divided by 366 and (B) the actual number of days in that portion of the calculation period following in a non-leap year divided by 365).

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest, will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  Floating Rate Note

     Unless otherwise specified in the applicable pricing supplement, Floating Rate Notes will be issued as described below. The applicable pricing supplement will specify certain terms with respect to which each Floating Rate Note that is being delivered, including whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Interest Reset Period and Dates, Interest Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable pricing supplement will specify the Designated LIBOR Currency, if any, and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are described in the "Glossary."

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable pricing supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect (the "Fixed Interest Rate") for the period commencing on the date specified therefor in the applicable pricing supplement (the "Fixed Rate Commencement Date") to the Maturity Date shall be the interest rate so specified in the applicable pricing supplement or, if no such rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable pricing supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable pricing supplement, the interest rate thereon will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Unless otherwise specified in the applicable pricing supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions set forth below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     Interest on Floating Rate Notes will be determined by reference to (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) EURIBOR, (v) the Eleventh District Cost of Funds Rate, (vi) the Federal Funds Rate, (vii) LIBOR, (viii) the Prime Rate, (ix) the Treasury Rate or (x) such other interest rate or interest rate formula as may be specified in the applicable pricing supplement (each, an "Interest Rate Basis"); provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; provided further, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable pricing supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     The applicable pricing supplement will specify the applicable Interest Reset Period and Interest Reset Date. Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable pricing supplement; and (vi) annually, the third Wednesday of the month specified in the applicable pricing supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date, except with respect to LIBOR, EURIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. Each Interest Rate Basis will be determined as of the Interest Determination Date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     A Floating Rate Note may also have either or both of (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period, and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under New York law in effect on the date of this prospectus supplement, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     Except as provided below or in the applicable pricing supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement (each, an "Interest Payment Date" with respect to a Floating Rate Note) and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR or EURIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest, if any, will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or ..09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, EURIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating

Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable pricing supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable pricing supplement.

     Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determinable at the time of that request, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note.

     Unless otherwise specified in the applicable pricing supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     CD Rate. Unless otherwise specified in the applicable pricing supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollars certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such CD Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication ("H.15 Daily Update"), for the day in respect of certificates of deposit having the Index Maturity specified in the applicable pricing supplement under the caption "CDs (Secondary Market)."

     - If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

     - If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such CD Interest Determination Date.

     CMT Rate. Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for:

     (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date; and

     (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or month, as applicable, in which the related CMT Rate Interest Determination Date occurs.

     The following procedures will be used if the CMT Rate cannot be determined as described above:

     - If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

     - If that rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Rate Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     - If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

     - If the Calculation Agent cannot obtain three such Treasury notes quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Rate Determination Date of three Reference Dealers in the City of New York (selected using the same method described above), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

     - If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     - If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Rate Determination Date.

     - If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     Commercial Paper Rate. Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement, as such rate shall be published in H. 15(519) under the heading "Commercial Paper -- Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

     - If the above rate is not published by 3:00 p.m., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Rate Determination Rate for commercial paper of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source under the heading "Commercial Paper -- Nonfinancial."

     - If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates of 11:00 a.m., New York City time, on such Commercial Paper Interest Rate Determination Rate of three leading dealers of United States dollar commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond is "Aa," or the equivalent, from a nationally recognized statistical rating agency.

     - If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Commercial Paper Interest Rate Determination Rate will remain the Commercial Paper Rate then in effect on such Commercial Paper Interest Rate Determination Rate.

     "Money Market Yield" will be a yield calculated in accordance with the following formula:

                         D x 360
Money Market Yield =  ------------- x 100
                      360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     EURIBOR Notes. EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "EURIBOR" means, for any Interest Determination Date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI -- The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

     The following procedures will be followed if the rate cannot be determined as described above:

     - If the above rate does not appear, the Calculation Agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent, after consultation with us, to provide the Calculation Agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the Interest Determination Date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S. $1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

     - If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the Calculation Agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable Interest Reset Date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that Interest Reset Date in a principal amount not less than the equivalent of U.S. $1 million in euro.

     - If the banks so selected by the Calculation Agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding Interest Reset Period, or, if there was no interest period, the rate of interest will be the initial interest rate.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

     Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable pricing supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc.(or any successor service) on page 7058 ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date.

     The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

     - If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date.

     - If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate. Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc. (or any successor service) on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120").

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

     - If the above rate is not displayed on Telerate Page 120 or is not published by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in
       H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "Federal Funds/(Effective)."

     - If such rate does not appear on Telerate Page 120 or is not yet published in either H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds arranged by each of three leading brokers of United States dollar Federal Funds transactions in New York City (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

     - If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will remain the Federal Funds Rate then in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. Unless otherwise specified in the applicable pricing supplement, LIBOR for each Interest Determination Date will be determined by the Calculation Agent as follows:

     - As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the specified LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity designated in the applicable pricing supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the Index Maturity designated in the applicable pricing supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable pricing supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable pricing supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described below.

     - With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable pricing supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable pricing supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity designated in the applicable pricing supplement, commencing on the applicable Interest Reset Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative of a single transaction in such Designated LIBOR Currency in such market at such time.

     - If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center for the country of the Designated LIBOR Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest Rate).

     Prime Rate. Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as published in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

     - If the rate if not published prior to 3:00 p.m., New York City time, on the related Calculation Date, then the Prime Rate will be the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

     - If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update, or another recognized electronic source, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page as such bank's prime rate or base lending rate as of 11:00 a.m., New York City time, on such Prime Rate Interest Determination Date.

     - If fewer than four such rates appear on the Reuters Screen US PRIME 1 Page for the Prime Rate Interest Determination Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three major banks (which may include affiliates of the Agents) in New York City selected by the Calculation Agent.

     - If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Prime Rate Interest Determination Date.

     Treasury Rate. Unless otherwise specified in the applicable pricing supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement as such rate appears on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace page 56) on that service ("Telerate Page 56") or on page 57 (or any other page as may replace page 57) on that service ("Telerate Page 57").

     The following procedures will be followed if the Treasury Rate cannot be determined as described above:

     - If the above rate is not published by 3:00 p.m., New York City time, on the related Calculation Date, the Bond Equivalent Yield on the rate for such Treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High" or, if not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of such Treasury Bills as announced by the United States Department of the Treasury.

     - In the event that the results of the auction of Treasury Bills having the Index Maturity specified in the applicable pricing supplement are not published by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on such Treasury Rate Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

     - If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Interest Determination Date of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index maturity specified in the applicable pricing supplement.

     - If the dealers selected by the Calculation Agent are not quoting, the Treasury Rate determined as of that Treasury Rate Interest Determination Date will be the Treasury Rate in effect on the Treasury Rate Interest Determination Date.

AMORTIZING NOTES

     The Company may from time to time offer Notes with the amount of principal thereof and interest thereon payable in installments over the term of such Notes ("Amortizing Notes"). Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

     The Company may from time to time offer Notes that have an Issue Price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e., par), and if the difference exceeds a specified de minimis amount, the Notes will be treated as having been issued with original issue discount for U.S. federal income tax purposes ("Original Issue Discount Notes"). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. Unless otherwise specified in the applicable pricing supplement, the difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of:
(i) the Issue Price (increased by any accruals of Discount, as specified in the applicable pricing supplement) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the annual redemption percentage reduction, if applicable); and (ii) any accrued and unpaid interest on such Original Issue Discount Note, from the date of issue to the date of redemption, repayment or acceleration of maturity.

     Certain additional considerations relating to the Original Issue Discount Notes may be specified in the applicable pricing supplement. The accrual of the applicable discount may differ from the accrual of original issue discount for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

INDEXED NOTES

     The Company may from time to time offer Notes with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more specified currencies relative to an indexed currency or to such other price(s) or exchange rate(s) ("Indexed Notes"), as specified in the applicable pricing supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors."

BOOK-ENTRY NOTES

     The Company has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized under "Description of Debt Securities - Book-Entry Debt Securities" in the accompanying prospectus. Any additional or differing material terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable pricing supplement.

     Management of the Depositary is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its direct participants and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries and settlement of trades within the Depositary ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, the Depositary's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as the Depositary's direct participants and indirect participants, third-party vendors from whom the Depositary licenses software and hardware, and third-party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third-party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the information in the preceding two paragraphs with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable pricing supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. The Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest on, the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

     Unless otherwise specified in the applicable pricing supplement, the Company is obligated to make payments of principal of, and premium, if any, and interest on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by the Company in a foreign currency will, unless otherwise specified in the applicable pricing supplement, be converted by the exchange rate agent named in the applicable pricing supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive such amounts in the applicable foreign currency as hereinafter described.

     Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (any of whom may be Agents or their affiliates, one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     A Holder of a Foreign Currency Note may elect to receive all or a specified portion of any payment of the principal of, and premium, if any, and/or interest on, such Foreign Currency Note in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office (or at the office of the New York presenting agent) in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive all or a specified portion of all future payments in the Specified Currency in respect of such principal, premium, if any, and/or interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Payments of the principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes -- General." Payments of interest on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under certain circumstances described under "Description of Notes -- General." Payments of principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

     Unless otherwise specified in the applicable pricing supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes payable in a Specified Currency other than United States dollars which elects to receive payments of principal, premium, if any, and/or interest in such Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable Specified Currency.

PAYMENT CURRENCY

     If the Specified Currency for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable pricing supplement.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

GOVERNING LAW; JUDGMENTS

     The Senior Notes will be governed by and construed in accordance with the laws of the State of Ohio. A court applying current Ohio law would render a judgment on Foreign Currency Notes in the applicable foreign or composite currency, and such judgment would be payable, at the option of the judgment debtor, in foreign or composite currency or United States dollars. Current Ohio law provides that, if the judgment debtor elected to pay the judgment in United States dollars, the judgment would be converted from the applicable foreign or composite currency at the bank-offered spot rate at the close of business on the banking day immediately preceding the day amounts are paid to the judgment debtor. Accordingly, under current Ohio law Holders of Senior Notes that are Foreign Currency Notes that convert a judgment paid in United States dollars into the foreign or composite currency in which such Foreign Currency Note was denominated will bear the risk of exchange rate fluctuations until such time as the judgment debtor makes payment. In this regard, the judgment debtor may make payment at a time when currency exchange rates are less favorable to such Holder.

     The Subordinated Notes will be governed by and construed in accordance with the laws of the State of New York. Under current New York law, a state court in the State of New York rendering a judgment in respect of Subordinated Notes that are Foreign Currency Notes would be required to render such judgment in the applicable foreign currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Subordinated Notes that are Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable foreign currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The summary is stated in general terms. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar, or otherwise to deal with all possible situations. It also does not deal with Holders other than original purchasers (except where otherwise specifically noted). BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED

BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF NOTES. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used herein, the term "U.S. Holder" means a Beneficial Owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a partnership or corporation for U.S. income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a Beneficial Owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

     Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). As discussed below, however, interest which is not "qualified stated interest" may be treated as original issue discount, and special rules apply to contingent payment debt instruments.

     Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes").

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest to the extent that it is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or certain formula rates (as discussed further below). Therefore, unless the de minimis exception applies, stated interest which is not qualified stated interest will be part (or all) of the original issue discount.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest income for United States Federal income tax purposes as it accrues under a constant yield method, which will result in accrual in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" (and will be subject to taxation as described below) if (a) its issue price does not exceed the total noncontingent principal payments that may be due under the Variable Note by more than a specified de minimis amount and
(b) it does not provide for stated interest other than stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a restriction on the maximum stated interest rate (i.e., a ceiling), a restriction on the minimum stated interest rate (i.e., a floor), a restriction on the amount of increase or decrease in the stated interest rate (i.e., a governor), or other similar restrictions, may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap, floor or governor is fixed throughout the term of the Note, or such restriction is, in general, not otherwise expected to significantly affect the yield. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information (e.g., a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property, other than stock or debt of the issuer or a related party). A rate will not qualify as an objective rate if it is based on information (other than credit quality of the issuer) that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. Also, other variable interest rates may be treated as objective rates if so designated by the

Internal Revenue Service (the "IRS") in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. Also, if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument," and if stated interest on such
Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a price below the Note's stated principal amount by an amount in excess of a specified de minimis amount. Original issue discount and qualified stated interest, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The amount of qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. Such a Variable Note is generally converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument," then the Variable Note would be treated as a contingent payment debt instrument. Generally, where there is a contingent payment debt instrument issued for money, interest payments thereon will be treated under the noncontingent bond method. Under this method, interest or discount allocable to a year is taken into account whether or not the amount of any payment is fixed or determinable in that year. The amount of interest or discount allocable to any particular accrual period is determined by estimating a projected payment schedule for the Variable Note based on comparative yield based on a hypothetical fixed rate instrument having similar terms and conditions as the Variable Note and applying daily accrual rules similar to those for accruing original issue discount on Notes issued with original issue discount (as discussed above). If the actual amount of a contingent payment is not equal to the projected amount, appropriate adjustments are made to reflect the difference. In addition, the holder's adjusted issue price and basis in a contingent payment Variable Note are based on the projected payments (as adjusted for actual payments) and any gain recognized by a U.S. Holder on the sale, exchange or retirement of a contingent payment debt instrument will be treated as interest income, and all or a portion of any recognized loss could be treated as ordinary loss or capital loss depending on the circumstances.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the Holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount, but, in general, a cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. Accrual method U.S. Holders and certain other Holders such as banks and dealers in securities are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount. If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that is part of its "stated redemption price at maturity") on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the Maturity Date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisers concerning these provisions.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY

     As used herein, "Foreign Currency" means a currency other than U.S.
dollars.

     Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

     Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     Purchase, Sale and Retirement of Notes. A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

     Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of in the case of a taxable exchange of the Note for a new
Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amounts of any market discount or original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the Holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such Holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

     Original Issue Discount. In the case of an Original Issue Discount Note or Short Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency -- Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

     Premium and Market Discount. In the case of a Note with market discount,
(i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency -- Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

     Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Beneficial Owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Beneficial Owner. The statement may be made on an IRS Form W-8, W-8BEN or a substantially similar form, and the Beneficial Owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8, W-8BEN or the substitute form provided by the Beneficial Owner to the organization or institution.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8, W-8BEN or a substantially similar form under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a Beneficial Owner would be allowed as a refund or a credit against such Beneficial Owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     We are offering the Notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Salomon Smith Barney Inc. and Warburg Dillon Read LLC, which we refer to individually as an "agent" and, together as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase the Notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of the Notes resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the Notes to be sold, depending upon the maturity of the Notes. We will negotiate commissions for Notes with a maturity of 30 years or greater at the time of sale with the agent.

     We may also sell these Notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these Notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the Notes it has purchased as principal to other dealers. That agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of Notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

     We estimate that we will spend approximately $300,000 for printing, rating agency, trustees' and legal fees and other expenses allocable to the offering.

     Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these Notes on a national securities exchange, but have been advised by the agents that they intend to make a market in these Notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these Notes.

     In order to facilitate the offering of these Notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these Notes. Specifically, the agents may overallot in connection with any offering of these Notes, creating a short position in these Notes for their own accounts. In addition, to cover overallotments or to stabilize the price of these Notes, the agents may bid for, and purchase, these Notes in the open market. Finally in any offering of these Notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these Notes in the offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these Notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these Notes through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement. Any debt securities issued by us under the indentures will reduce the aggregate offering price of the Notes that may be offered under this prospectus supplement, any pricing supplement and the accompanying prospectus.

                                 LEGAL MATTERS

     The legality of the Notes offered pursuant to this prospectus supplement will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters will be passed upon for the Agents by Brown & Wood LLP, New York, New York.

                                    GLOSSARY

     Set forth below are definitions of some of the terms used in this prospectus supplement.

     "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                             D x N
Bond Equivalent Yield =  -------------
                         360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close; in The City of New York, provided, however, that with respect to Foreign Currency Notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the Specified Currency (or, if the Specified Currency is Euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined herein).

     "Calculation Agent" means the entity appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise specified in the applicable pricing supplement, the Calculation Agent with respect to any Floating Rate Note that is a Senior Note will be National City Bank and the Calculation Agent with respect to any Floating Rate Note that is a Subordinated Note will be The Chase Manhattan Bank.

     "Calculation Date" means, with respect to any Interest Determination Date, the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note. Unless otherwise specified in the applicable pricing supplement, the Calculation Date, if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either one, two, three, five, seven, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be two years.

     "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on that service (or any successor service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052.

     "Designated LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated, or if the euro is substituted for that currency, the Designated LIBOR Currency will be the euro. If no such currency is specified in the applicable pricing supplement, the Designated LIBOR Currency will be United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency , or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on the Bridge Telerate, Inc. (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency .

     "Euro LIBOR Notes" means LIBOR notes for which the Designated LIBOR Currency is euros.

     "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     "Interest Determination Date" means (i) with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate, the second Business Day immediately preceding the applicable Interest Reset Date, (ii) with respect to the Eleventh District Cost of Funds Rate, the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as herein defined, (iii) with respect to EURIBOR or Euro LIBOR, the second TARGET Settlement Day prior to the interest reset date, (iv) with respect to LIBOR, the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date, (v) with respect to the Treasury Rate, the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless such Monday is a legal holiday, in which case the auction is normally held on the immediately succeeding Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day, and (vi) with respect to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases, the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     "Interest Period" means, with respect to a Note, the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the applicable Note) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     "Interest Reset Date" means, with respect to Floating Rate Note, the date on which the rate of interest on such Floating Rate Note will be reset. The Interest Reset Dates will be specified in the applicable pricing supplement.

     "Interest Reset Period" means, with respect to a Floating Rate Note, the frequency with which the rate of interest on such Floating Rate Note will be reset (i.e., daily, weekly, monthly, quarterly, semiannually, annually or otherwise). The Interest Reset Period will be specified in the applicable pricing supplement.

     "London Business Day" means a day on which dealings in the currency (including composite currencies) specified in the applicable pricing supplement as the Designated LIBOR Currency for which LIBOR is calculated are transacted in the London interbank market.

     "Market Exchange Rate" means, with respect to a Specified Currency other than United States dollars, the noon dollar buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by (or, if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                         D x 360
Money Market Yield =  ------------- x 100
                      360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     "Record Date" means, unless otherwise specified in the applicable pricing supplement, the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

     "Reuters Screen US PRIME 1 Page" means the display designated as page "US PRIME 1" on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace the US PRIME 1 Page on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     "Spread" means, with respect to a Floating Rate Note, the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The Spread will be specified in the applicable pricing supplement.

     "Spread Multiplier" means, with respect to a Floating Rate Note, the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The Spread Multiplier will be specified in the applicable pricing supplement.

     "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

PROSPECTUS

                                  $750,000,000

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

 DEBT SECURITIES, PREFERRED SHARES, DEPOSITARY SHARES, COMMON SHARES AND COMMON
                                 SHARE WARRANTS

     Developers Diversified Realty Corporation may offer, from time to time, in one or more series or classes and in amounts, at prices and on terms that it will determine at the time of offering, with an aggregate public offering price of up to $750,000,000:

          - unsecured debt securities which may be either senior debt securities or subordinated debt securities;

          - whole or fractional preferred shares;

          - preferred shares represented by depositary shares;

          - common shares, without par value; or

          - warrants to purchase common shares.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

     Our common shares are listed on the New York Stock Exchange under the symbol "DDR." The last reported sale price of our common shares on the New York Stock Exchange on March 10th, 1999 was $15 1/8 per share.

     Beginning on page 3, we have set forth several "Risk Factors" that you should consider. You should read the entire prospectus carefully before you make your investment decision.
                            ------------------------

     We impose certain restrictions on the ownership of our common and preferred shares so that we can maintain our qualification as a real estate investment trust. You should read the information under the headings "Description of Preferred Shares -- Restrictions on Ownership" and "Description of Common
Shares -- Restrictions on Ownership" in this prospectus for a description of those restrictions.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 12, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE SUPPLEMENT TO THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT IS CORRECT ON ANY DATE AFTER THEIR RESPECTIVE DATES, EVEN THOUGH THIS PROSPECTUS OR A SUPPLEMENT IS DELIVERED OR SECURITIES ARE SOLD ON A LATER DATE.

                               TABLE OF CONTENTS

Forward-Looking Information.................................    3
Risk Factors................................................    3
About This Prospectus.......................................    8
Where You Can Find More Information.........................    8
Incorporation of Certain Documents by Reference.............    8
The Company.................................................   10
Recent Developments.........................................   10
Summary Selected Consolidated Financial Data................   11
Use of Proceeds.............................................   13
Description of Debt Securities..............................   13
Description of Preferred Shares.............................   38
Description of Depositary Shares............................   48
Description of Common Shares................................   52
Description of Common Share Warrants........................   54
Certain Anti-Takeover Provisions of Ohio Law................   55
Federal Income Tax Considerations...........................   56
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred Share Dividends......   71
Plan of Distribution........................................   72
Experts.....................................................   73
Legal Matters...............................................   74

                          FORWARD-LOOKING INFORMATION

     This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "plan," "estimate," "project" or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described under the caption "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     Prospective investors should consider carefully, among other factors, the matters described below before purchasing our securities.

THERE ARE RISKS INHERENT IN OUR REAL ESTATE INVESTMENTS

     The Economic Performance and Value of Our Centers Depend on Many
Factors. The economic performance and value of our real estate holdings can be affected by many factors, including the following:

     - changes in national, regional and local economic climates;

     - local conditions, such as an oversupply of space or a reduction in demand for real estate in the area;

     - the attractiveness of our properties to tenants;

     - competition from other available space; and

     - increased operating costs.

     Our Real Estate Development Activities May Not Be Profitable. We intend to continue to actively pursue shopping center development projects, including the expansion of existing centers. Our current projects, including partnership and joint venture investments, generally require the expenditure of capital and various forms of government and other approvals. We cannot be sure that we will always receive government and other approvals. Consequently, we cannot be sure that any projects will be completed or that they will be profitable.

     We Depend on Rental Income from Real Property. Substantially all of our income is derived from rental income from real property. As a result, our income and funds for distribution would be negatively affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our properties on economically favorable lease terms. We cannot be sure that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms.

     Our Real Estate Investments Contain Environmental Risks. Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property or to have arranged for the disposal or treatment of hazardous or toxic substances. As a result, we could become liable for the costs of removal or remediation of certain hazardous substances released on or in our property. We could also be liable for other costs that relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). We could incur liability whether or not we knew of, or were responsible for, the presence of the hazardous or toxic substances.

WE RELY ON MAJOR TENANTS

     As of October 1, 1998, the annualized base rental revenues from Wal-Mart and Kmart stores represented 5.8% and 4.2%, respectively, of the aggregate annualized shopping center base rental revenues from the properties we owned or had an interest in. These percentages include anchor tenant leases signed as of October 1, 1998 relating to approximately 320,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments.

     We could be adversely affected if either Wal-Mart or Kmart files for bankruptcy, becomes insolvent or experiences a significant downturn in its business. In addition, we could be adversely affected if either Wal-Mart or Kmart does not renew its leases as they expire.

     We could also be adversely affected by a downturn in the business of another major tenant. However, as of October 1, 1998, we received no more than 2.7% of our annualized shopping center base rental revenues from any other single tenant.

PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS.

     Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturers might become bankrupt, that our partners or co-venturers might at any time have different interests or goals than we do, and that our partners or co-venturers may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining the qualification of Developers Diversified Realty Corporation as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturers nor us would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

OUR ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES COULD RESULT IN LOSSES

     We intend to acquire existing retail properties to the extent that the suitable acquisitions can be made on advantageous terms. Acquisitions of commercial properties entail risks, such as the risks that we may not be in a position or have the opportunity in the future to make suitable property acquisitions on advantageous terms and that our investments will fail to perform as expected. Many of the properties that we acquire require significant additional investment and upgrades and are subject to the risk that estimates of the cost of improvements to bring such properties up to standards established for the intended market position may prove inaccurate.

     We also intend to continue the selective development and construction of retail properties in accordance with our development and underwriting policies as opportunities arise. Our development and construction activities include the risks that:

     - we may abandon development opportunities after expending resources to determine feasibility;

     - construction costs of a project may exceed our original estimates;

     - occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

     - financing may not be available to us on favorable terms for development of a property;

     - we may not complete construction and lease-up on schedule, resulting in increased debt service expense and construction costs.

     Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the ability to pay distributions to our shareholders and service our indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

OUR ARTICLES OF INCORPORATION CONTAIN LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     Our Amended and Restated Articles of Incorporation (the "Articles") prohibit any person from owning more than 5% of our outstanding common shares. That restriction is likely to discourage third parties from acquiring control of us without consent of our Board of Directors even if a change in control was in the best interests of shareholders.

OUR ORGANIZATIONAL DOCUMENTS DO NOT LIMIT INCURRENCE OF DEBT

     Our organizational documents do not contain any limitation on the amount or percentage of indebtedness we may incur. However, our senior indenture and credit agreements that govern certain of our outstanding indebtedness do contain limits on our ability to incur additional indebtedness.

OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO OUR SHAREHOLDERS

     We intend to operate so as to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code. We believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 1993. However, it is possible that we have been organized or have operated in a manner which would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify. We must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions to qualify as a REIT. There are limited judicial and administrative interpretations of these tax provisions. Our status as a REIT also involves the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to shareholders aggregating annually at least 95% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains). Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. However, we are not aware of any pending tax legislation that would adversely affect our ability to operate as a REIT.

     If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for investment or distribution to shareholders would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to shareholders. See "Certain Federal Income Tax
Considerations -- Failure to Qualify."

WE PAY SOME TAXES

     Even if we qualify as a REIT, we will be subject to certain federal, state and local taxes on our income and property. See "Certain Federal Income Tax Considerations -- Other Tax Consequences."

WE COULD BE ADVERSELY AFFECTED BY REQUIRED PAYMENT OF DEBT OR OF RELATED
INTEREST

     We are generally subject to the risks associated with debt financing. These risks include:

     - the risk that our cash flow will not satisfy required payments of principal and interest;

     - the risk that we cannot refinance existing indebtedness on our properties as necessary or that the terms of the refinancing will be less favorable to us than the terms of existing debt; and

     - the risk that necessary capital expenditures for purposes such as reletting space cannot be financed on favorable terms.

If a property is mortgaged to secure payment of indebtedness and we cannot pay the mortgage payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property.

OUR ABILITY TO INCREASE OUR DEBT COULD ADVERSELY AFFECT OUR CASH FLOW.

     At December 31, 1998, we had outstanding debt of approximately $1 billion. If we were to become more highly leveraged, our cash needs to fund debt service would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default on our debt obligations, which could reduce our cash available for distribution and our asset values.

OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY FINANCIAL COVENANTS

     Our credit facilities and the indentures under which our senior and subordinated unsecured indebtedness is issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur secured and unsecured indebtedness, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

OUR ABILITY TO CONTINUE TO OBTAIN PERMANENT FINANCING CANNOT BE ASSURED.

     In the past, we have financed acquisitions and development activities in part with proceeds from our credit facilities with The First National Bank of Chicago and National City Bank. This financing has been, and may continue to be, replaced by permanent financing. However, we may not be able to obtain permanent financing for future acquisitions or development activities on acceptable terms. If market interest rates were to increase at a time when amounts were outstanding under the credit facility or if other variable rate debt was outstanding, our debt interest costs would increase, causing potentially adverse effects on our financial conditions and results of operations.

RISK OF IMPACT OF YEAR 2000 ISSUE ON OUR OPERATIONS AND FINANCIAL RESULTS

     Some of our older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, or engage in similar normal business activities.

     Our year 2000 project is estimated to be completed not later than September 30, 1999, which is prior to any anticipated impact on our operating system. Additionally, we have received assurances from our contractors that all of our building management and mechanical systems are currently year 2000 compliant or will be made compliant prior to any impact on those systems. However, we cannot guarantee that all contractors will comply with their assurances and therefore we may not be able to determine year 2000 compliance of those contractors. At that time, we will determine the extent to which we will be able to replace non-compliant contractors. We believe that, with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems. However, if modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on our operations.

     To date, we have expended approximately $40,000 and expect to expend an additional $70,000 in connection with upgrading building management, mechanical and computer systems. The costs of the project and the date on which we believe we will complete the year 2000 modifications are based on our management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual result could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to the availability and costs of personnel trained in this area, the ability to located and correct all relevant computer codes, and similar uncertainties.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of our debt securities, common shares, preferred shares, depositary shares and common share warrants described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our" or the "Company" mean Developers Diversified Realty Corporation and all entities owned or controlled by Developers Diversified Realty Corporation. When we refer to our "Articles" we mean Developers Diversified Realty Corporation's Amended and Restated Articles of Incorporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the SEC or at one of the SEC's public reference rooms listed above or at the SEC's web site listed above, and you may obtain copies from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces that information. We incorporate by reference the following documents we filed with the SEC:

          a. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          b. The description of our common shares contained in our Registration Statement on Form 8-A dated January 26, 1993;

          c. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

          d. Our Current Reports on Form 8-K dated:

             (i) February 25, 1998 and filed on April 7, 1998 (as amended by Amendment No. 1 on Form 8-K/A dated February 25, 1998 and filed on April 23, 1998);

             (ii) April 28, 1998 and filed on June 24, 1998;

             (iii) July 1, 1998 and filed on July 14, 1998;

             (iv) July 16, 1998 and filed on July 31, 1998;

             (v) August 5, 1998 and filed on August 11, 1998;

             (vi) September 10, 1998 and filed on December 8, 1998;

             (vii) January 15, 1999 and filed on January 29, 1999 and

             (viii) February 24, 1999 and filed on March 8, 1999.

     Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and a part of this prospectus from the date of filing such documents.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention Joan U. Allgood, Vice President and General Counsel, telephone number (216) 755-5500. We also maintain a web site that contains additional information about us and provides an electronic means of communicating with our officers and employees (http://www.ddrc.com).

     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                                  THE COMPANY

     We are a self-managed real estate investment trust (a "REIT") that was formed in November 1992 by the principals of the entities comprising the Developers Diversified Group ("DDG") to continue the business of DDG by acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers. We believe that our portfolio of shopping center properties is one of the largest (measured by amount of total gross leasable area ("GLA")) currently held by any publicly traded REIT. Our executive offices are located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, and our telephone number is (216) 755-5500.

                              RECENT DEVELOPMENTS

     On February 24, 1999 we announced results for the year ended December 31, 1998, which included revenues of $228.2 million and net income of $77.9 million or $1.02 per share (basic).

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for the Company. The following information should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management's Discussion and Analysis, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1998, incorporated by reference in this prospectus.

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                       -------------------   --------------------------------------------------
                                         1998       1997       1997       1996       1995      1994      1993
                                       --------   --------   --------   --------   --------   -------   -------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Operating Data:
  Revenues from rental operations....  $165,782   $120,992   $169,040   $130,905   $107,805   $81,974   $54,531
  Expenses:
    Rental operation expenses........    43,023     33,055     47,017     35,123     28,069    22,802    16,863
    Depreciation and amortization....    31,638     23,509     32,313     25,062     21,865    16,211    10,393
    Interest expense.................    41,917     25,460     35,558     29,888     29,595    21,423    15,060
                                       --------   --------   --------   --------   --------   -------   -------
        Total........................   116,578     82,024    114,888     90,073     79,529    60,436    42,316
                                       --------   --------   --------   --------   --------   -------   -------
    Income from operations...........    49,204     38,968     54,152     40,832     28,276    21,538    12,215
    Equity in net income (loss) of
      joint ventures.................    10,323      8,535     10,893      8,710        486      (186)     (347)
    Minority equity interests........    (1,628)      (787)    (1,049)        --         --        --        --
    Gain (loss) on sales of real
      estate.........................       (36)     3,526      3,526         --        300        --       122
    Non-recurring charges (1)........        --         --         --         --         --        --    (2,641)
                                       --------   --------   --------   --------   --------   -------   -------
    Income before extraordinary
      item...........................    57,863     50,242     67,522     49,542     29,062    21,352     9,349
    Extraordinary items (2)..........      (882)        --         --         --     (3,557)     (216)     (731)
                                       --------   --------   --------   --------   --------   -------   -------
    Net income.......................  $ 56,981   $ 50,242   $ 67,522   $ 49,542   $ 25,505   $21,136   $ 8,618
                                       ========   ========   ========   ========   ========   =======   =======
  Net income applicable to common
    shareholders.....................  $ 43,872   $ 39,592   $ 53,322   $ 35,342   $ 24,250   $21,136   $ 8,618
                                       ========   ========   ========   ========   ========   =======   =======
Per share data: (3)
  Earnings per share data -- Basic
    Income before extraordinary
      items..........................  $    .79   $    .78   $   1.03   $    .84   $    .74   $   .68   $   .41
    Net income.......................  $    .78   $    .78   $   1.03   $    .84   $    .65   $   .67   $   .38
    Weighted average number of common
      shares.........................    56,500     50,844     51,760     42,294     37,560    31,612    22,766
  Earnings per share data -- Diluted
    Income before extraordinary
      item...........................  $    .76   $    .77   $   1.03   $    .84   $    .74   $   .67   $   .41
    Net income.......................  $    .75   $    .77   $   1.03   $    .84   $    .64   $   .67   $   .38
    Weighted average number of common
      shares.........................    57,855     51,872     52,124     42,372     37,818    31,832    22,788
  Cash distributions per common
    share............................  $  .9825   $   .945   $   1.26   $   1.20   $   1.08   $   .96   $   .71
Company GLA (square feet at end of
  period)............................    32,095     24,371     25,190     21,104     19,932    13,773    10,358
Percent of Company GLA leased........      95.9%      96.0%      96.1%      94.8%      95.8%     97.2%     96.5%
Number of shopping centers and
  business center properties
  including those owned through joint
  ventures (at end of period)........       159        121        123        112        113        91        76

---------------

(1) The non-recurring charges relate to costs incurred in connection with the transfer to the Company of its initial portfolio as part of the Company's initial public offering (primarily transfer taxes and title insurance costs).

(2) The extraordinary items relate to debt prepayment fees and write-off of deferred finance costs.

(3) Effective August 3, 1998, the Company executed a two-for-one stock split for shareholders of record on July 27, 1998. All per share information and number of common shares outstanding reflects the stock split. Earnings per share data is reflected for all years utilizing SFAS 128.

                                 SEPTEMBER 30,                             DECEMBER 31,
                            -----------------------   ------------------------------------------------------
                               1998         1997         1997        1996       1995       1994       1993
                            ----------   ----------   ----------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
Balance Sheet Data:
  Real estate, before
    accumulated
    depreciation..........  $1,857,746   $1,242,178   $1,325,742   $991,647   $848,373   $686,890   $459,049
  Real estate, net........   1,665,984    1,078,625    1,154,005    849,608    728,333    586,839    375,183
  Advances to and
    investments in joint
    ventures..............     231,835      122,996      136,267    106,796     83,190      8,710      9,078
  Total assets............   1,986,705    1,230,753    1,391,918    975,126    830,060    611,116    395,942
  Total debt..............     975,178      523,569      668,521    478,432    405,726    394,435    184,534
  Shareholders' equity....     840,124      652,440      669,050    469,336    404,161    203,058    197,118
  Total Market Equity
    (1)...................   1,117,803    1,083,142    1,208,800    954,728    714,443    502,440    455,366

---------------

(1) Represents number of common shares and operating partnership units outstanding multiplied by the last reported sale price of the common shares on the NYSE Composite Tape on the respective dates plus preferred shares at liquidation value.

                                USE OF PROCEEDS

     Unless we indicate otherwise in an applicable prospectus supplement, we intend to use the net proceeds from the sale of debt securities, preferred shares, depositary shares, common shares or common share warrants for general corporate purposes. Our general corporate purposes may include:

          (1) the acquisition or development of properties (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations or joint ventures) as suitable opportunities arise;

          (2) the expansion and improvement of certain properties in our portfolio; and

          (3) repaying our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The definitions of certain terms used in this description can be found under the subheading "Certain Definitions."

     Our senior securities will be issued under a senior indenture dated as of May 1, 1994, as amended or supplemented from time to time, between Developers Diversified Realty Corporation and National City Bank, as Trustee. Our subordinated securities are to be issued under a subordinated indenture dated as of May 1, 1994, as amended or supplemented from time to time between Developers Diversified Realty Corporation and The Chase Manhattan Bank, as Trustee.

     The following description is a summary of the material provisions of the indentures including references to the applicable section of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures because they, and not this description, define the rights of holders of debt securities.

     The indentures have been incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part. The indentures are available for inspection at the corporate trust offices of the applicable Trustee as follows: (i) National City Bank, 1900 East Ninth Street, Corporate Trust Division, Cleveland, Ohio 44114, and (ii) The Chase Manhattan Bank, 450 West 33rd Street, Fifteenth Floor, New York, New York 10001-2697. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939. All section references appearing herein are to sections of the applicable indenture.

GENERAL

     Our debt securities will be direct, unsecured obligations. The debt securities issued under each indenture are not limited as to aggregate principal amount and may be issued in one or more series. The principal amount and series will be established from time to time in or pursuant to authority granted by a resolution of our Board of Directors. The principal amount and series also may be established in one or more indentures supplemental to the applicable indenture. All debt securities of one series need not be issued at the same time (section 301 of the indentures). Unless otherwise provided, a series may be reopened for issuances of additional debt securities of such series without the consent of the holders of the debt securities of such series (section 301 of the indentures). Either Trustee may resign or be removed with respect to one or more series of debt securities issued under the applicable indenture, and a successor Trustee may be appointed to act with respect to such series.

     Reference is made to each prospectus supplement for the specific terms of the series of debt securities being offered thereby, including:

          (1) the title of such debt securities;

          (2) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity of such debt securities, or (if applicable) the portion of the principal amount of such debt securities which is convertible into our common shares or other equity securities, or the method by which any such portion shall be determined;

          (4) if such debt securities are convertible, any limitation on the ownership or transferability of our common shares or other equity securities into which such debt securities are convertible in connection with the preservation of our status as a REIT;

          (5) the date(s), or the method for determining the date(s), on which the principal of such debt securities will be payable;

          (6) the rate(s) (which may be fixed or variable) at which such debt securities will bear interest, if any, or the method by which such rate(s) shall be determined;

          (7) the date(s), or the method for determining the date(s), from which interest, if any, will accrue;

          (8) the date(s) on which any interest will be payable;

          (9) the record date(s) for an interest payment, or the method by which such record date(s) shall be determined (the record date for an interest payment is the date on which a Person must be a holder in order to receive the interest payment);

          (10) the Person to whom any interest shall be payable;

          (11) the basis upon which any interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (12) the place(s) where:

             (a) the principal of (and premium, if any) or interest, if any, on such debt securities will be payable,

             (b) such debt securities may be surrendered for conversion or registration of transfer or exchange, and

             (c) notices or demands in respect of such debt securities and the applicable indenture may be served;

          (13) the period(s) within which, the price(s) at which, and the terms and conditions upon which, such debt securities may be redeemed at our option, as a whole or in part, if we are to have the option to redeem such debt securities;

          (14) our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period(s) within which, the price(s) at which, and the terms and conditions upon which we are obligated, if at all, to redeem, repay or purchase such debt securities, as a whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof;

          (15) if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (16) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined (the index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies);

          (17) any additions to, modifications of or deletions from the terms of such debt securities with respect to the Events of Default or covenants set forth in the applicable indenture;

          (18) whether such debt securities will be issued in certificated or book-entry form;

          (19) whether such debt securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

          (20) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable indenture;

          (21) the terms, if any, upon which such debt securities may be convertible into our common shares or other equity securities (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (22) whether and under what circumstances we will pay Additional Amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment; and

          (23) any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

     The debt securities may provide for the payment of less than the entire principal amount upon declaration of acceleration of the maturity of the debt securities. Such debt securities are known as "Original Issue Discount Securities." Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Except as set forth under the caption "Material Covenants -- Limitation on Incurrence of Debt" and "-- Maintenance of Unencumbered Real Estate Assets," which relates solely to the senior indenture and the senior securities, neither indenture contains any additional provision that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in a highly leveraged or similar action involving Developers Diversified Realty Corporation or in the event of a change of control of us. However, certain restrictions on ownership and transfer of our common shares and other equity securities designed to preserve our status as a REIT may act to prevent or hinder a change of control. See "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares." Reference is made to the applicable prospectus supplement for information with respect to any deletion from, modification of or addition to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issued in denominations of $1,000 and integral multiples thereof (section 302 of the indentures).

     Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest payments on any series of debt securities will be made at the corporate trust office of the applicable Trustee as follows: (i) National City Bank, 120 Broadway, 33rd Floor, New York, New York 10271, and (ii) The Chase Manhattan Bank, 450 West 33rd Street, Fifteenth Floor, New York, New York 10001-2697. However, we may elect to pay interest by check mailed to the address of the holder as it appears in the register for debt securities of such series or by wire transfer of funds to the holder at an account maintained within the United States (sections 301, 305, 306, 307 and 1002 of the indentures).

     Any interest with respect to a debt security that is not punctually paid or duly provided for on the date the interest is due and payable will cease to be payable thereafter to the holder on the applicable record date. The interest may be paid to the holder at the close of business on a special record date fixed by the applicable Trustee for the payment of the interest. Notice of such payment must be given to the holder of such debt security not less than 10 days prior to the special record date. Such interest may also be paid at any time in any other lawful manner, all as more completely described in the applicable indenture (section 307 of the indentures).

     Subject to certain limitations applicable to debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be incurred for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (section 305 of the indentures). If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) that we initially designated with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts; however, we will be required to maintain a transfer agent in each place where principal, premium, if any, and interest payments on debt securities of such series are payable. We may designate additional transfer agents with respect to any series of debt securities at any time (section 1002 of the indentures).

     Neither Developers Diversified Realty Corporation nor any Trustee will be required:

     - to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

     - to register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     - to issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid (section 305 of the indentures).

MERGER, CONSOLIDATION OR SALE

     Each indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that:

          (1) we are the continuing corporation, or the successor corporation expressly assumes payment of the principal of (and premium, if any), and interest on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

          (2) immediately after giving effect to such transaction and treating any indebtedness which becomes our or our subsidiaries' obligation as a result thereof as having been incurred by us or our subsidiaries at the time of such transaction, no Event of Default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, occurs and is continuing; and

          (3) an officer's certificate and legal opinion confirming the satisfaction of the conditions are delivered to the applicable Trustee (sections 801 and 803 of the indentures).

MATERIAL COVENANTS

     The subordinated indenture does not contain the covenants described in this section. It also does not contain any limitation on the amount of Debt (as defined below) of any kind that we may incur or on the amount of dividends or other distributions that we may pay our shareholders. The senior indenture contains the following covenants:

     Limitation on Incurrence of Debt. We will not, and will not permit any subsidiary to, incur any Debt if, immediately after the incurrence of such additional Debt, the aggregate principal amount of all our outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of:

          (1) our Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to the incurrence of such additional Debt, and

          (2) the purchase price of all real estate assets acquired by us or our subsidiaries since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (section 1004 of the senior indenture).

     In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on our consolidated Debt to be outstanding immediately after the incurrence of such additional Debt (section 1004 of the senior indenture).

     Restrictions on Dividends and Other Distributions. We will not:

     - declare or pay any dividends (other than dividends payable in our capital stock) on any shares of our capital stock;

     - apply any of our property or assets to the purchase, redemption or other acquisition or retirement of any shares of our capital stock;

     - set apart any sum for the purchase, redemption or other acquisition or retirement of any shares of our capital stock; or

     - make any other distribution on any shares of our capital stock, by reduction of capital or otherwise if, immediately after such declaration or other such action, the aggregate of all such declarations and other actions since the date on which the indenture was originally executed exceeds the sum of (a) Funds from Operations (as defined below) from December 31, 1993 until the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to such declaration or other action and (b) $20,000,000.

     This limitation does not apply to any declaration or other action referred to above which is necessary to maintain our status as a REIT under the Internal Revenue Code of 1986 if the aggregate principal amount of all our and our subsidiaries' outstanding Debt at such time is less than 65% of our Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to such declaration or other action (section 1005 of the senior indenture).

     Notwithstanding the provisions described above, we will not be prohibited from making the payment of any dividend within 30 days after the declaration thereof if at the date of declaration such payment would have complied with those provisions (section 1005 of the senior indenture).

     Existence. Except as permitted under the provisions of the senior indenture described in "Merger, Consolidation or Sale," we must preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises. We will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the senior securities (section 1006 of the senior indenture).

     Maintenance of Properties. All of our properties that are used or useful in the conduct of our business or the business of our subsidiaries must be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We also are required to make all necessary repairs, renewals, replacements, betterments and improvements to our properties. We must do these things as necessary in our judgment to conduct the business carried on in connection therewith in a proper and advantageous manner at all times. However, we and our subsidiaries will not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (section 1007 of the senior indenture).

     Insurance. We will, and will cause each of our subsidiaries to, keep all of our or their respective insurable properties insured against loss or damage at least equal to the properties' then full insurable value with insurers of recognized responsibility having a rating of at least A:VIII in Best's Key Rating Guide (section 1008 of the senior indenture).

     Payment of Taxes and Other Claims. We must pay or discharge or cause to be paid or discharged, before the same becomes delinquent:

          (1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or any of our subsidiaries' income, profits or property; and

          (2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries. However, we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (section 1009 of the senior indenture).

     Provision of Financial Information. Whether or not we are subject to
Section 13 or 15(d) of the Exchange Act, we must, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to such Section 13 or 15(d) if we were so subject, on or prior to the respective dates by which we would have been required to file such documents. We must also in any event:

          (1) within 15 days after such document would have been required to be filed:

             (a) mail to all holders of senior securities, as their names and addresses appear in the register for debt securities of each series, without cost to such holders, copies of such annual reports and quarterly reports which we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those sections, and

             (b) file with the applicable Trustee copies of such annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections, and

          (2) if we are not permitted to file such documents with the Commission under the Exchange Act, we must supply copies of such documents to any prospective holder of senior securities promptly upon written request and payment of the reasonable cost of duplication and delivery of such documents (section 1010 of the senior indenture).

     Maintenance of Unencumbered Real Estate Assets. We must maintain an Unencumbered Real Estate Asset Value of not less than 135% of the aggregate principal amount of all our and our subsidiaries' outstanding unsecured Debt (section 1011 of the senior indenture).

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder:

          (1) default for 30 days in the payment of any installment of interest, Additional Amounts or coupons on any debt security of such series;

          (2) default in the payment of the principal of (or premium, if any, on) any debt security of such series at the time such payment becomes due and payable;

          (3) default in making any sinking fund payment as required for any debt security of such series;

          (4) default in the performance, or breach, of any other covenant or warranty contained in the applicable indenture continued for 60 days after written notice as provided in such indenture; however, default in the performance, or breach, of a covenant or warranty added to such indenture solely for the benefit of a series of debt securities issued thereunder other than such series is not an Event of Default;

          (5) default under any bond, debenture, note or other evidence of indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable indenture;

          (6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of Developers Diversified Realty Corporation or of any significant subsidiary as defined in Regulation S-X promulgated under the Securities Act or of the respective property of either; and

          (7) any other Event of Default provided with respect to that series of debt securities (section 501 of the indentures).

     If an Event of Default occurs under either indenture with respect to Outstanding debt securities of any series issued thereunder and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the Outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately by written notice to us. If the holders give notice to us, they must also give notice to the applicable Trustee. If the debt securities are Original Issue Discount Securities or Indexed Securities, the amount declared to be due and payable will be such portion of the principal amount as specified in the terms thereof. However, at any time after a declaration of acceleration with respect to debt securities of such series (or of all debt securities then Outstanding under such indenture, as the case may be) has been made, the holders of a majority in principal amount of the debt securities of such series or of each series of debt securities then Outstanding under such indenture, as the case may be, may rescind and annul such declaration and its consequences if:

          (1) we have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest and Additional Amounts payable on the debt securities of such series or of all debt securities then Outstanding under such indenture, as the case may be, plus certain fees, expenses, disbursements and advances of such Trustee, and

          (2) all Events of Default have been cured or waived as provided in such indenture (except for the nonpayment of accelerated principal (or specified portion thereof) with respect to debt securities of such series or of all debt securities then Outstanding under such indenture) (section 502 of the indentures).

     The indentures also provide that the holders of a majority in principal amount of the debt securities of any series or of each series of debt securities then Outstanding under the applicable indenture, as the case may be, may waive any past default with respect to such series and its consequences.

     However, holders may not waive a default:

     - in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

     - in respect of a covenant or provision contained in such indenture that cannot be modified or amended without the consent of the holder of each Outstanding debt security affected thereby (section 513 of the indentures).

     Each indenture provides that the applicable Trustee is required to give notice to the holders of debt securities issued thereunder within 90 days of a default under such indenture. However, the Trustee may withhold notice of any default to the holders of any such series of debt securities if certain officers of such Trustee consider such withholding to be in the interest of the holders. The Trustee may not withhold notice with respect to a default in the payment of the principal of (or premium, if any) or interest on any debt security or in the payment of any sinking installment in respect of any debt security (section 601 of the indentures).

     Each indenture provides that no holder of debt securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy thereunder. However, a holder of debt securities may institute a proceeding if the applicable Trustee fails to act for 60 days after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Outstanding debt securities of such series, as well as an offer of reasonable indemnity (section 507 of the indentures). However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities held by that holder at the respective due dates thereof (section 508 of the indentures).

     Subject to provisions in the applicable indenture relating to its duties in case of default and unless holders of any series of debt securities then Outstanding under such indenture have offered reasonable security or indemnity to the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under such indenture at the request or direction of the holders (section 602 of the indentures). The holders of a majority in principal amount of the Outstanding debt securities of any series (or of each series of debt securities then Outstanding under such indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee. They also have the right to direct the time, method and place of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with such indenture or any law which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (section 512 of the indentures).

     Within 120 days after the close of each fiscal year, we must deliver to each Trustee a certificate signed by one of several specified officers. The certificate must state whether such officer has knowledge of any default under the applicable indenture and, if so, specify each such default and the nature and status thereof (section 1012 of the senior indenture and section 1004 of the subordinated indenture).

MODIFICATION OF THE INDENTURES

     Modifications and amendments to either indenture may be made only with the consent of the holders of a majority in principal amount of all Outstanding debt securities issued thereunder which are affected by such modification or amendment. However, unless the consent of the holder of each affected debt security is obtained, no modification or amendment may:

     - change the date specified in any such debt security as the fixed date on which the principal thereof is due and payable;

     - change the date specified in any such debt security as the fixed date on which any installment of interest (or premium, if any) is due and payable;

     - reduce the principal amount of any such debt security;

     - reduce the rate or amount of interest on any such debt security;

     - reduce the premium payable on redemption of any such debt security;

     - reduce any Additional Amount payable in respect of any such debt security;

     - reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

     - change the place of payment of principal of (or premium, if any) or interest on any such debt security;

     - change the currency or currencies for payment of principal of (or premium, if any) or interest on such debt security;

     - change our obligation to pay Additional Amounts;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

     - reduce the percentage of Outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in such indenture; or

     - modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (section 902 of the indentures).

     The senior indenture provides that the holders of a majority in principal amount of Outstanding debt securities issued thereunder have the right to waive our compliance with certain covenants in the senior indenture, including those described in the section of this prospectus captioned "Material Covenants" (section 1014 of the senior indenture).

     Developers Diversified Realty Corporation and the applicable Trustee may modify and amend either indenture without the consent of any holder of debt securities issued thereunder for any of the following purposes:

     - to evidence the succession of another Person to our obligations under such indenture;

     - to add to our covenants for the benefit of the holders of all or any series of debt securities issued thereunder or to surrender any right or power conferred upon us in such indenture;

     - to add Events of Default for the benefit of the holders of all or any series of debt securities issued thereunder;

     - to add or change any provisions of such indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities issued thereunder in bearer form, or to permit or facilitate the issuance of such debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such debt securities of any series in any material respect;

     - to change or eliminate any provision of such indenture, provided that any such change or elimination shall become effective only when there are no debt securities Outstanding of any series issued thereunder which are entitled to the benefit of such provision;

     - to secure the debt securities issued thereunder;

     - to establish the form or terms of debt securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such debt securities into our common shares or preferred shares;

     - to provide for the acceptance of appointment by a successor Trustee;

     - to facilitate the administration of the trusts under such indenture by more than one Trustee;

     - to cure any ambiguity, defect or inconsistency in such indenture, provided that such action shall not adversely affect in any material respect the interests of holders of debt securities of any series issued thereunder; or

     - to supplement any of the provisions of such indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities issued thereunder; however, such action shall not adversely affect in any material respect the interests of the holders of the debt securities of any series issued thereunder (section 901 of the indentures).

     Each indenture provides that in determining whether the holders of the requisite principal amount of Outstanding debt securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such debt securities:

     - the principal amount of an Outstanding Original Issue Discount Security shall be the amount of the principal that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity of the security;

     - the principal amount of an Outstanding debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security in the amount determined as provided above);

     - the principal amount of an Outstanding Indexed Security shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301 of such indenture; and

     - debt securities owned by us, any other obligor upon the debt securities, any of our Affiliates or of such other obligor shall be disregarded (section 101).

     Each indenture contains provisions for convening meetings of the holders of an issued series of debt securities (section 1501 of the indentures). The applicable Trustee may call a meeting at any time. Developers Diversified Realty Corporation or the holders of at least 10% in principal amount of the Outstanding debt securities of such series may also call a meeting upon request. Notice of a meeting must be given as provided in the applicable indenture (section 1502 of the indentures). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of such indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding debt securities of that series. Any resolution passed or decision taken at any duly held meeting of holders of debt securities of any series will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be the persons holding or representing a majority in principal amount of the Outstanding debt securities of a series. However, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding debt securities of such series will constitute a quorum (section 1504 of the indentures).

     Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

          (1) there shall be no minimum quorum requirement for such meeting and

          (2) the principal amount of the Outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture (section 1504 of the indentures).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, premium, if any, and interest to the date of such deposit if such debt securities have become due and payable or to the date specified in such debt securities as the fixed date on which the payment of principal and interest on such debt securities is due and payable or the date fixed for redemption of such debt securities, as the case may be (section 401 of the indentures). Funds shall be deposited in such currency or currencies, currency unit(s) or composite currency or currencies in which such debt securities are payable.

     Each indenture provides that, if the provisions of Article Fourteen thereof (relating to defeasance and covenant defeasance) are made applicable to the debt securities of or within any series issued thereunder, we may elect either:

          (1) to defease and be discharged from any and all obligations with respect to such debt securities. However, we will not be discharged from the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities. In addition, we will not be discharged from the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust ("defeasance") (section 1402 of the indentures); or

          (2) to be released from our obligations relating to (a) sections 1004 to 1011, inclusive, of the senior indenture (being the restrictions described under the caption "Material Covenants") and, if provided under the senior indenture, our obligations with respect to any other covenant contained in the senior indenture, and (b) if provided under the subordinated indenture, our obligations with respect to any covenant contained in the subordinated indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such debt securities ("covenant defeasance") (section 1403 of the indentures).

     Defeasance or covenant defeasance will occur upon our irrevocable deposit with the applicable Trustee, in trust, of an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments, on their scheduled due dates. The amount deposited will be in Government Obligations (as defined below) or such currency or currencies, currency unit(s) or composite currency or currencies in which such debt securities are payable at maturity, or both.

     Such a trust may be established only if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such indenture (section 1404 of the indentures).

     "Government Obligations" means securities that are:

          (1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, and for which the full faith and credit of the applicable government is pledged, or

          (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable. The payment of these obligations must be unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and the obligations may not be callable or redeemable at the option of the issuer thereof. Such obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (section 101 of the indentures).

     Unless otherwise provided in the applicable prospectus Supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

          (1) the holder of a debt security of such series is entitled to, and does, elect under the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or

          (2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (section 1405 of the indentures). "Conversion Event" means the cessation of use of:

          (1) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community,

          (2) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or

          (3) any currency unit or composite currency other than the ECU for the purposes for which it was established (section 101 of the indentures).

     Unless otherwise described in the applicable prospectus Supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default, other than:

          (1) with respect to senior securities, the Event of Default described in clause (4) under "Events of Default, Notice and Waiver" or

          (2) with respect to all debt securities, the Event of Default described in clause (7) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such debt securities at the fixed date on which they become due and payable but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. In any such event, we would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

SENIOR SECURITIES AND SENIOR INDEBTEDNESS

     Each series of senior securities will constitute Senior Indebtedness (as described below) and will rank equally with each other series of senior securities and other Senior Indebtedness. All subordinated indebtedness will be subordinated to the senior securities and other Senior Indebtedness. Subordinated indebtedness includes, but is not limited to, all subordinated securities issued under the subordinated indenture.

     Senior Indebtedness is defined in the subordinated indenture to mean:

          (1) the principal of (and premium, if any) and unpaid interest on indebtedness for money borrowed,

          (2) purchase money and similar obligations,

          (3) obligations under capital leases,

          (4) guarantees, assumptions or purchase commitments relating to indebtedness of others, or other transactions as a result of which we are responsible for the payment of indebtedness of others,

          (5) renewals, extensions and refunding of any such indebtedness,

          (6) interest or obligations in respect of any indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings, and

          (7) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements.

     The indebtedness or obligations described above are not Senior Indebtedness to the extent the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations provides that such indebtedness or obligation is subordinate or junior in right of payment to any of our other indebtedness or obligations.

SUBORDINATION OF SUBORDINATED SECURITIES

     Subordinated Indenture. The principal of (and premium, if any) and interest payments on the subordinated securities will be subordinated as set forth in the subordinated indenture to our Senior Indebtedness whether outstanding on the date of the subordinated indenture or thereafter incurred (section 1701 of the subordinated indenture).

     Ranking. No class of subordinated securities is subordinated to any other class of subordinated debt securities. See "Subordination Provisions" below.

     Subordination Provisions. In the event:

          (1) of any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of our assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties which complies with the requirements of Article Eight of the subordinated indenture,

          (2) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or

          (3) that the principal of the subordinated securities of any series issued under the subordinated indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in section 502 of the subordinated indenture) shall have been declared due and payable pursuant to section 502 of the subordinated indenture, and such declaration has not been rescinded and annulled, then:

             (a) in a circumstance described in clause (1) or (2) above, the holders of all Senior Indebtedness, and in the circumstance described in clause (3) above, the holders of all Senior Indebtedness outstanding at the time the principal of such issued subordinated securities (or in the case of Original Issue Discount Securities, such portion of the principal amount) has been declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money's worth, before the holders of any of the subordinated securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the subordinated securities;

             (b) any payment by us, or distribution of our assets, of any kind or character, whether in cash, property or securities (other than certain subordinated securities issued in a reorganization or readjustment), to which the holder of any of the subordinated securities would be entitled except for the provisions of Article Seventeen of the subordinated indenture shall be paid or delivered by the Person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (a) above), or on their behalf, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (a) above) before any payment or distribution is made to or in respect of the holders of the subordinated securities. Such payment or distribution will be made ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness. The amount of Senior Indebtedness remaining unpaid shall be calculated after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of Senior Indebtedness; and

             (c) in the event that, notwithstanding the foregoing, any payment by us, or distribution of our assets, of any kind or character is received by the holders of any of the subordinated securities issued under the subordinated indenture before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as stated above, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full. The amount of Senior Indebtedness remaining unpaid shall be calculated after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

     Because of subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain of our general creditors, including holders of Senior Indebtedness, may recover more, ratably, than the holders of the subordinated securities.

CONVERTIBLE DEBT SECURITIES

     The following provisions will apply to debt securities that will be convertible into our common shares or other equity securities ("Convertible debt securities") unless otherwise described in the prospectus supplement for such Convertible debt securities.

     Our Board of Directors will determine the terms and conditions of any Convertible debt securities, if any, issued pursuant to the senior indenture ("Senior Convertible debt securities"). Such terms and conditions may include whether the Senior Convertible debt securities are convertible into our common or preferred shares (including, without limitation, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price and any requirements relative to the reservation of such shares for purposes of conversion) (section 301 of the senior indenture).

     The holder of any Convertible debt securities issued pursuant to the subordinated indenture ("Subordinated Convertible debt securities") will have the right to convert those Subordinated Convertible debt securities into our common shares or other equity securities at the conversion price or rate for each $1,000 principal amount of Subordinated Convertible debt securities set forth in the applicable prospectus supplement. This conversion right is exercisable at any time during the time period specified in the applicable prospectus supplement unless the Subordinated Convertible debt security has been previously redeemed. The holder of any Subordinated Convertible debt security may convert a portion thereof, which is $1,000 or any integral multiple of $1,000 (section 1602 of the subordinated indenture). In the case of Subordinated Convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the prospectus supplement. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon our receipt of written notice of the exercise of such option (section 1602 of the subordinated indenture).

     In certain events, the conversion price or rate will be subject to adjustment as contemplated in the subordinated indenture. For debt securities convertible into common shares, such events include:

     - the issuance of our common shares as a dividend;

     - subdivisions and combinations of common shares;

     - the issuance to all holders of rights or warrants entitling such holders of common shares to subscribe for a purchase of common shares at a price per share less than the current market price per common share; and

     - the distribution to all holders of common shares of shares of our capital stock (other than common shares), evidences of our indebtedness or assets (excluding cash dividends or distributions paid from our retained earnings or subscription rights or warrants other than those referred to above).

     The conversion price or rate is not required to be adjusted if the adjustment would require a cumulative increase or decrease in price or rate of less than 1% (section 1605 of the subordinated indenture). Fractional common shares will not be issued upon conversion; instead, we will pay cash adjustments (section 1606 of the subordinated indenture). Unless otherwise specified in the applicable prospectus supplement, Subordinated Convertible debt securities convertible into common shares surrendered for conversion between any record date for an interest payment and the related interest payment date (except such Subordinated Convertible debt securities called for redemption on a redemption date during such period) must be accompanied by the interest payment that the holder thereof is entitled to receive (section 1604 of the subordinated indenture).

     To protect our status as a REIT, a Person may not own or convert any Subordinated Convertible debt security if as a result of such ownership or upon such conversion such Person would then be deemed to Beneficially Own more than 5.0% of our outstanding capital stock (section 1601 of the subordinated indenture). For purposes of determining the percentage ownership of our common shares or other equity securities held by an investor, common shares or other equity securities that may be acquired upon the conversion of Convertible debt securities directly or constructively held by such investor, but not common shares or other equity securities issuable with respect to the conversion of Convertible debt securities held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible debt securities, and (b) prior to the conversion of the Convertible debt securities. See "Federal Income Tax Considerations."

     The adjustment provisions for debt securities convertible into our equity securities other than common shares will be determined at the time of issuance of such debt securities and will be set forth in the applicable prospectus supplement.

     Except as set forth in the applicable prospectus supplement, any Convertible debt securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Convertible debt securities by one or more investment bankers or other purchasers who may agree with us to purchase such Convertible debt securities and convert them into our common shares or other equity securities, as the case may be (section 1108 of the indentures).

     Reference is made to the sections captioned "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares" for a general description of securities to be acquired upon the conversion of Convertible debt securities, including a description of certain restrictions on the ownership of the common shares and the preferred shares.

THE TRUSTEES

     National City Bank serves as Trustee for our senior securities pursuant to the senior indenture and serves as Transfer Agent for our common shares. The Chase Manhattan Bank serves as Trustee for our subordinated securities pursuant to the subordinated indenture.

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

DEFINITIONS

     Set forth below are defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Additional Amounts" means any additional amounts which are required by a debt security or by or pursuant to a resolution of our Board of Directors, under circumstances specified therein, to be paid by us in respect of certain taxes imposed on certain holders and which are owing to such holders.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. Control means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Beneficially Own" means the ownership of our common shares by a Person who would be treated as an owner of such common shares either directly or through the application of Section 544 of the Internal Revenue Code, as modified by
Section 856(b)(1)(B) of the Internal Revenue Code.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of Developers Diversified Realty Corporation and its subsidiaries:

          (1) plus amounts which have been deducted for

             (a) interest on our and our subsidiaries' Debt,

             (b) provision for our and our subsidiaries' taxes based on income,

             (c) amortization of debt discount,

             (d) depreciation and amortization, and

          (2) adjusted, as appropriate, for

             (a) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, and

             (b) the effect of equity in net income or loss of joint ventures in which we own an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

     "Consolidated Net Income" for any period means the amount of our and our subsidiaries' net income (or loss) for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Debt" means any of our or our subsidiaries' indebtedness, whether or not contingent, in respect of:

          (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

          (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or our subsidiaries;

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

          (3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

          (4) any lease of property by us or our subsidiaries as lessee which is reflected on our Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our Consolidated Balance Sheet in accordance with generally accepted accounting principles. Debt also includes, to the extent not otherwise included, any obligation of ours or our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than us or our subsidiaries). Debt shall be deemed to be incurred by us or our subsidiaries whenever we or any such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

     "Funds from Operations" means Consolidated Net Income for any period without giving effect to depreciation and amortization, nonrecurring gains and losses from extraordinary items, gains or losses on sales of real estate, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis for such period.

     "Holder" means the Person in whose name a debt security is registered in the register for each series of debt securities.

     "Indexed Security" means a debt security for which the principal amount payable on the date specified in such debt security as the fixed date on which the principal of such security is due and payable may be more or less than the principal face amount thereof at original issuance.

     "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in a period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization will include the amount of any sinking fund or other analogous fund for the retirement of Debt. It will also include the amount payable on account of principal of any such Debt which matures serially other than at the final maturity date of such Debt.

     "Outstanding," when used with respect to debt securities, means, as of the date of determination, all debt securities theretofore authenticated and delivered under the indenture, except:

          (1) debt securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

          (2) debt securities, or portions thereof, for whose payment or redemption or repayment at the option of the holder money in the necessary amount has been deposited with the Trustee or any paying agent (other than by us) in trust or set aside and segregated in trust by us (if we shall act as our own paying agent) for the holders of such debt securities and any coupons appertaining thereto, provided that, if such debt securities are to be redeemed, notice of such redemption has been duly given pursuant to the indenture or provision therefor satisfactory to the Trustee has been made;

          (3) debt securities, except to the extent provided in sections 1402 and 1403 of the indenture, with respect to which we have effected defeasance and/or covenant defeasance;

          (4) debt securities which have been paid pursuant to section 306 or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indenture, other than any such debt securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are our valid obligations; and

          (5) debt securities converted into common shares or preferred shares in accordance with or as contemplated by the indenture, if the terms of such debt securities provide for convertibility pursuant to section 301;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding securities have given any request, demand, authorization, direction, notice, consent of waiver hereunder or are present at a meeting of holders for quorum purposes, and for the purpose of making the calculations required by section 313 of the Trust Indenture Act of 1939, as amended:

          (1) the principal amount of an Original Issue Discount Security that may be counted in making such determination or calculation and that shall be deemed to be Outstanding for such purpose shall be equal to the amount of principal that would be (or shall have been declared to be) due and payable, at the time of such determination, upon a declaration of acceleration of the maturity thereof;

          (2) the principal amount of any debt security denominated in a foreign currency that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the U.S. dollar equivalent, determined pursuant to section 301 as of the date such debt security is originally issued by us, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent as of such date of original issuance of the amount determined as provided in clause (1) above) of such debt security;

          (3) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301; and

          (4) debt securities owned by us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which the Trustee knows to be so owned shall be so disregarded. debt securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to any such debt securities and that the pledgee is not us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor.

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

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "subsidiary" means an entity a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries. For purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Undepreciated Real Estate Assets" as of any date means the amount of our and our subsidiaries' real estate assets on such date, before depreciation and amortization and determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Unencumbered Real Estate Asset Value" as of any date means the sum of :

          (1) our Undepreciated Real Estate Assets, which are not encumbered by any mortgage, lien, charge, pledge or security interest, as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if that filing is not required under the Exchange Act, with the Trustee) prior to such date; and

          (2) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by us or any subsidiary after the end of such calendar quarter.

BOOK-ENTRY DEBT SECURITIES

     We may issue debt securities of a series in whole or in part in the form of one or more global securities. We will deposit such global securities with, or on behalf of, a depository identified in the applicable prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless we specify otherwise in the applicable prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. We will make payments of principal of, premium, if any, and interest on debt securities represented by a global security to the applicable trustee under the applicable indenture, and then forward to the depository.

     We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and that such global securities will be registered in the name of Cede & Co., DTC's nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. We will describe any additional or differing terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security:

          (i) will not be entitled to have debt securities represented by such global security registered in their names;

          (ii) will not receive or be entitled to receive physical delivery of debt securities in certificated form and

          (iii) will not be considered the owners or holders thereof under the applicable indenture.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

     Unless we specify otherwise in the applicable prospectus supplement, each global security representing book-entry notes will be exchangeable for certificated notes only if:

          (i) DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility;

          (ii) we, in our sole discretion, determines that the global securities shall be exchangeable for certificated notes or

          (iii) there shall have occurred and be continuing an event of default under an indenture with respect to the notes and beneficial owners representing a majority in aggregate principal amount of the book-entry notes represented by global securities advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in the global security or securities representing book-entry notes will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the applicable trustee.

Unless we describe otherwise in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished to us by DTC:

     DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered debt security certificate will be issued with respect to each $200 million of principal amount of the debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

     To facilitate subsequent transfers, the debt securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC records reflect only the identity of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the debt securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on

DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments are the responsibility of such Participant and not of DTC, the applicable Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our responsibility or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     A Beneficial Owner shall give notice of any option to elect to have its book-entry notes repaid by us, through its Participant, to the applicable Trustee, and shall effect delivery of such book-entry notes by causing the Direct Participant to transfer the Participant's interest in the global security or securities representing such book-entry notes, on DTC's records, to such Trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by Direct Participants on DTC's records.

     DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the applicable Trustee or us. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believes to be reliable, but we takes no responsibility for the accuracy thereof.

     Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be Direct Participants in DTC.

     Neither us, the applicable Trustee nor any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

                        DESCRIPTION OF PREFERRED SHARES

     Our Articles authorize us to issue up to:

     - 1,500,000 Class A Cumulative Redeemable Preferred Shares, without par value (the "Class A Shares");

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

     - 1,500,000 Class B Cumulative Redeemable Preferred Shares, without par value (the "Class B Shares");

     - 1,500,000 Class C Cumulative Redeemable Preferred Shares, without par value (the "Class C Shares");

     - 1,500,000 Class D Cumulative Redeemable Preferred Shares, without par value (the "Class D Shares");

     - 1,500,000 Class E Cumulative Redeemable Preferred Shares, without par value (the "Class E Shares"); and

     - 1,500,000 Noncumulative Redeemable Preferred Shares, without par value (the "Noncumulative Shares") (the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares and the Noncumulative Shares, collectively the "Preferred Shares").

     As of the date of this prospectus, we had outstanding:

     - 421,500 9.5% Class A Shares ($250.00 liquidation preference per share);

     - 177,500 9.44% Class B Shares ($250.00 liquidation preference per share);

     - 400,000 8.375% Class C Shares ($250.00 liquidation preference per share); and

     - 216,000 8.68% Class D Shares ($250.00 liquidation preference per share).

We had no Class E Shares or Noncumulative Shares outstanding. The outstanding preferred shares are represented by depositary shares. See "Description of Depositary Shares."

     The following description summarizes certain general terms and provisions of each class of preferred shares to which any prospectus supplement may relate. This summary and the summary included in the relevant prospectus supplement are not complete. For more detail, you should refer to the applicable provisions of our Articles and Code of Regulations. Our Articles and Code of Regulations have been filed as exhibits to the Registration Statement of which this prospectus is a part. The Articles will be amended by our Board of Directors in connection with the fixing of certain terms of the preferred shares as provided below.

GENERAL

     Except as discussed below, the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares and the Noncumulative Shares rank on a parity with each other and are identical to each other. Dividends on the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares and the Class E Shares will be cumulative, while dividends on the Noncumulative Shares will not be cumulative. Prior to the issuance of shares of each series of each class of preferred shares, our Board of Directors may, under our Articles and Ohio law, fix:

          (1) the designation of the series;

          (2) the authorized number of shares of the series. Our Board of Directors may, except when otherwise provided in the creation of the series, increase or decrease the authorized number of shares before or after issuance of the series (but not below the number of shares thereof then outstanding);

          (3) the dividend rate or rates of the series, including the means by which such rates may be established;

          (4) with respect to the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares and the Class E Shares, the date(s) from which dividends shall accrue and be cumulative and, with respect to all preferred shares, the date on which and the period(s) for which dividends, if declared, shall be payable, including the means by which such date(s) and period(s) may be established;

          (5) redemption rights and prices, if any;

          (6) the terms and amounts of the sinking fund, if any;

          (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

          (8) whether the shares of the series shall be convertible into common shares or shares of any other class;

          (9) if the shares are convertible, the conversion rate(s) or price(s), any adjustments to the rate or price and all other terms and conditions upon which such conversion may be made; and

          (10) restrictions on the issuance of shares of the same or any other class or series.

     A prospectus supplement relating to the preferred shares being offered will specify the following terms:

          (1) the class, series and title of the preferred shares;

          (2) the number of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

          (3) the dividend rate(s), period(s) and payment date(s) or method of calculation thereof applicable to such preferred shares;

          (4) the date from which dividends on such preferred shares shall accumulate, if applicable;

          (5) the procedures for any auction or remarketing of such preferred shares;

          (6) the provision for any sinking fund for such preferred shares;

          (7) the provision for redemption, if applicable, of such preferred shares;

          (8) any listing of such preferred shares on any securities exchange;

          (9) any terms and conditions upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof);

          (10) whether interests in such preferred shares will be represented by depositary shares;

          (11) any other specific terms, preferences, rights, limitations or restrictions of or on such preferred shares;

          (12) a discussion of federal income tax considerations applicable to such preferred shares;

          (13) the relative ranking and preferences of such preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up;

          (14) any limitations on issuance of securities ranking senior to or on a parity with such preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up; and

          (15) any limitations on direct or beneficial ownership and restrictions on transfer that may be appropriate to preserve our status as a REIT.

     The preferred shares, upon issuance against full payment of the purchase price, will be fully paid and nonassessable and will have no preemptive rights.

RANK

     All preferred shares will be:

     - equal to all other preferred shares with respect to dividend rights (subject to dividends on Noncumulative Shares being noncumulative) and rights upon our liquidation, dissolution or winding-up;

     - senior to all classes of common shares and to all other equity securities ranking junior to such preferred shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up;

     - equal to all of our equity securities the terms of which specifically provide that such equity securities are equal to the preferred shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up; and

     - junior to all of our equity securities the terms of which specifically provide that such equity securities rank senior to the preferred shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up.

DIVIDENDS

     The holders of each series of each class of preferred shares are entitled to receive, if, when and as declared, out of funds legally available for payment, dividends in cash at the rate determined for such series and no more in preference to the holders of common shares and of any other class of shares ranking junior to the preferred shares. Dividends shall be payable on the date fixed for such series. Dividends with respect to each series of Class A Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares will be cumulative from the dates fixed for the series. Dividends will be payable to holders of record as they appear on our stock transfer books on the record dates fixed by our Board of Directors.

     If preferred shares are outstanding, dividends may not be paid or declared or set apart for any series of preferred shares for any dividend period unless at the same time:

          (1) a proportionate dividend for the dividend periods terminating on the same or any earlier date for all issued and outstanding shares of all series of such class entitled to receive such dividend (but, if such series are series of Noncumulative Shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, have been paid or declared or set apart, and

          (2) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of issued and outstanding preferred shares entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefor, have been paid or declared or set apart.

     If any series of preferred shares is outstanding, a dividend shall not be paid or declared or any distribution made in respect of the common shares or any other shares ranking junior to such series of preferred shares, and common shares or any other shares ranking junior to such series of preferred shares, and common shares or any other shares ranking junior to such series of preferred shares shall not be purchased, retired or otherwise acquired by us unless:

          (1) all accrued and unpaid dividends on all classes of outstanding preferred shares, including the full dividends for all current dividend periods (except, with respect to Noncumulative Shares, for the then current dividend period only), have been declared and paid or a sum sufficient for payment thereof set apart, and

          (2) there are no arrearages with respect to the redemption of any series of any class of preferred shares from any sinking fund provided for such class in accordance with the Articles. However, common shares and any other shares ranking junior to such series of preferred shares may be purchased, retired or otherwise acquired using the proceeds of a sale of common shares or other shares junior to such preferred shares received subsequent to the first date of issuance of such preferred shares. In addition, we may pay or declare or distribute dividends payable in common shares or other shares ranking junior to such preferred shares.

     The preceding restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, common shares or any other shares ranking equal to or junior to any class of preferred shares will be inapplicable to:

          (1) any payments in lieu of issuance of fractional shares, upon any merger, conversion, stock dividend or otherwise,

          (2) the conversion of preferred shares into common shares, or

          (3) the exercise of our rights to repurchase shares of capital stock in order to preserve our status as a REIT under the Internal Revenue Code.

     When dividends are not paid in full (or a sum sufficient for full payment is not set apart) upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with such series, all dividends declared upon preferred shares of such series and any other series of preferred shares ranking on a parity as to dividends with such preferred shares shall be declared pro rata so that the amount of dividends declared per share on the shares of such series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods for Noncumulative Shares) and such other series bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of such series which may be in arrears.

     Any dividend payment made on preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares that remains payable.

REDEMPTION

     If we so provide in the applicable prospectus supplement, a series of preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

     The prospectus supplement for a series of preferred shares subject to mandatory redemption will specify the number of such preferred shares that will be redeemed by us in each year commencing after a date to be specified. The prospectus supplement will also specify a redemption price per share. The redemption price per share will include an amount equal to all accrued and unpaid dividends on such preferred shares as of the date of redemption; however, the redemption price of Noncumulative Shares will include only unpaid dividends for the current dividend period. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

     We may not purchase or redeem for sinking fund purposes or otherwise less than all of a class of outstanding preferred shares except in accordance with a stock purchase offer made to all holders of record of such class, unless all dividends on that class of outstanding preferred shares for previous and current dividend periods (except, in the case of Noncumulative Shares, dividends for the current dividend period only) have been declared and paid or funds set apart and all accrued sinking fund obligations applicable thereto have been complied with. However, we may repurchase shares of capital stock in order to maintain our qualification as a REIT under the Internal Revenue Code.

     If fewer than all of our outstanding shares of any class of preferred shares are to be redeemed, we will determine the number of shares to be redeemed. Our Board of Directors will determine the manner for selecting by lot the shares to be redeemed.

     We will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of a preferred share to be redeemed at the address shown on our stock transfer books. If fewer than all the preferred shares of any series are to be redeemed, the notice of redemption will also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the preferred shares to be redeemed, dividends will cease to accrue on such preferred shares. In addition the holders of preferred shares to be redeemed will cease to be shareholders with respect to such shares and will have no right or claim against us with respect to such shares as of the redemption date. However, such holders will have the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privileges of conversion.

LIQUIDATION PREFERENCE

     In the event of our voluntary liquidation, dissolution or winding-up, the holders of any series of any class of preferred shares shall be entitled to receive in full out of our assets, including its capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to such series, the amounts fixed by our Board of Directors with respect to such series and set forth in the applicable prospectus supplement. In addition, each holder will receive an amount equal to all dividends accrued and unpaid on that series of preferred shares to the date of payment of the amount due pursuant to our liquidation, dissolution or winding-up. However, holders of Noncumulative Shares will only receive dividends for the current dividend period. After holders of the preferred shares are paid the full preferential amounts to which they are entitled, they will have no right or claim to any of our remaining assets.

     If liquidating distributions are made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred shares upon liquidation, dissolution or winding-up. The distributions will be made according to the holders' respective rights and preferences and, in each case, according to their respective numbers of shares. Our merger or consolidation into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute a dissolution, liquidation or winding-up.

VOTING RIGHTS

     Holders of preferred shares will not have any voting rights, except as follows and as from time to time required by law.

     If and when we are in default in the payment of (or, with respect to noncumulative shares, have not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of outstanding preferred shares, for consecutive dividend payment periods which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members of our Board of Directors. This voting right shall be vested and any additional directors shall serve until all accrued and unpaid dividends (except, with respect to Noncumulative Shares, only dividends for the then current dividend period) on such outstanding preferred shares have been paid or declared and a sufficient sum set aside for payment thereof.

     The affirmative vote of the holders of at least two-thirds of a class of outstanding preferred shares, voting separately as a class, shall be necessary to effect either of the following:

          (1) The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, senior to such class of preferred shares; or

          (2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which adversely and materially affects the preferences or voting or other rights of the holders of such class of preferred shares which are set forth in the Articles. However, the amendment of the Articles to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking on a parity with or junior to such class of preferred shares does not adversely and materially affect preferences or voting or other rights of the holders of such class of preferred shares. In addition, amending the Code of Regulations to change the number or

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

     classification of our directors does not adversely or materially affect preferences or voting rights or other rights. Voting shall be done in person at a meeting called for one of the above purposes or in writing by proxy.

     Without limiting the provisions described above, under Ohio law, holders of each class of preferred shares will be entitled to vote as a class on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would

          (1) increase or decrease the par value of the shares of such class,

          (2) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class,

          (3) change or add to the express terms of the shares of the class in any manner substantially prejudicial to the holders of such class,

          (4) change the express terms of any class of issued shares senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class,

          (5) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class,

          (6) reduce or eliminate our stated capital,

          (7) substantially change our purposes, or

          (8) change us into a nonprofit corporation.

     If, and only to the extent that, (1) a class of preferred shares is issued in more than one series and (2) Ohio law permits the holders of a series of a class of capital stock to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of outstanding preferred shares, voting separately as a class, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which adversely and materially affects the preferences or voting or other rights of the holders of such series as set forth in the Articles. However, the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking equal to or junior to such class of preferred shares does not adversely and materially affect the preference or voting or other rights of the holders of such series. In addition, amendment of the Code of Regulations to change the number or classification of our directors does not adversely and materially affect the preference or voting or other rights of the holders of such series.

     The preceding voting provisions will not apply if, at or prior to the time of the action with respect to which such vote would be required, all outstanding shares of such series of preferred shares have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of any class of preferred shares are convertible into common shares will be set forth in the relating prospectus supplement. Such terms will include:

     - the number of common shares into which the preferred shares are convertible,

     - the conversion price (or manner of calculation thereof),

     - the conversion period,

     - provisions as to whether conversion will be at the option of the holders of such preferred shares or Developers Diversified Realty Corporation,

     - the events requiring an adjustment of the conversion price, and

     - provisions affecting conversion upon the occurrence of certain events.

RESTRICTIONS ON OWNERSHIP

     In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Individual is defined in the Internal Revenue Code to include certain entities. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. We also must satisfy certain other requirements. For more information on restrictions on ownership, see "Description of Common Shares -- Restrictions on Ownership."

     To assure that five or fewer individuals do not own more than 50% in value of our outstanding preferred shares, the Articles provide that, subject to certain exceptions, no one may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% (the "Preferred Shares Ownership Limit") of any series of any class of our outstanding preferred shares. In addition, because rent from a Related Party Tenant is not qualifying rent for purposes of the gross income tests under the Internal Revenue Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, in excess of 9.8% of our outstanding shares of any series of any class of preferred shares (the "Preferred Shares Related Party Limit"). See "Description of Common Shares -- Restrictions on Ownership." The attribution provisions of the Internal Revenue Code applied to Related Party Tenants differ from the attribution provisions applied to the Preferred Shares Ownership Limit. A Related Party Tenant is any tenant of which 10% is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT. Our Board of Directors may waive the Preferred Shares Ownership Limit and the preferred shares Related Party Limit if it obtains such representations and undertakings from the applicant with respect to preserving our REIT status as are reasonably necessary to ascertain that such ownership will not jeopardize our REIT status.

     The preceding restrictions on transferability and ownership of preferred shares may not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased, the

Preferred Shares Ownership Limit and the preferred shares Related Party Limit will not be automatically removed. Any change in the Preferred Shares Ownership Limit would require an amendment to the Articles, even if our Board of Directors determines that maintenance of REIT status is no longer in our best interests. Amendments to our Articles require the affirmative vote of holders owning not less than a majority of our outstanding common shares. If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, such amendment would also require the affirmative vote of holders of not less than two-thirds of such class of preferred shares.

     If preferred shares in excess of the Preferred Shares Ownership Limit or the preferred shares Related Party Limit are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. In addition, if an issuance or transfer would cause our shares to be beneficially or constructively owned by fewer than 100 persons or would result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. Preferred shares transferred or proposed to be transferred in excess of the Preferred Shares Ownership Limit or the preferred shares Related Party Limit or which would otherwise jeopardize our REIT status will be subject to repurchase by us. The purchase price of such preferred shares will be equal to the lesser of (1) the price in such proposed transaction and (2) the fair market value of such shares reflected in the last reported sales price for the shares on the trading day immediately preceding the date on which we or our designee determine to exercise our repurchase right if the shares are listed on a national securities exchange, or such price for the shares on the principal exchange if the shares are then listed on more than one national securities exchange. If the shares are not listed on a national securities exchange, the purchase price will be equal to the lesser of (1) the price in such proposed transaction and (2) the latest bid quotation for the shares if the shares are then traded over the counter, or, if such quotation is not available, the fair market value as determined by our Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by us.

     From and after the date fixed for our purchase of such preferred shares, the holder will cease to be entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any dividend or distribution paid to a proposed transferee on such preferred shares must be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any such preferred shares may be deemed, at our option, to have acted as our agent in acquiring such preferred shares and to hold such preferred shares on our behalf.

     See "Description of Common Shares" for a general description of the common shares acquired upon the conversion of preferred shares convertible into common shares. This section includes a description of certain restrictions on the ownership of the common shares. For purposes of determining the percentage of common shares owned directly or constructively by an investor, common shares that may be acquired upon the conversion of convertible preferred shares will be deemed to be outstanding (1) at the time of purchase of the convertible preferred shares, and (2) prior to the conversion of the convertible preferred shares.

     All certificates for preferred shares will bear a legend referring to the restrictions described above.

     The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% of the preferred shares shall upon demand disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares that our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may issue receipts for depositary shares ("Depositary Receipts"). Each Depositary Receipt will represent a fractional interest or a share of a particular series of a class of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series of each class represented by depositary shares will be deposited under a separate Deposit Agreement among us, the depositary named therein and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled to all the rights and preferences of the preferred shares represented by such depositary shares including dividend, voting, conversion, redemption and liquidation rights. Such rights and preferences will be proportionate to the fractional interest of a share of the particular series of preferred shares represented by the depositary shares evidenced by such Depositary Receipt. As of the date of this prospectus, there are outstanding:

     - 4,215,000 Depositary Shares each representing 1/10 of a share of the 9.5% Class A Cumulative Redeemable Preferred Shares,

     - 1,775,000 Depositary Shares each representing 1/10 of a share of the 9.44% Class B Cumulative Redeemable Preferred Shares,

     - 4,000,000 Depositary Shares each representing 1/10 of a share of the 8.375% Class C Cumulative Redeemable Preferred Shares, and

     - 2,160,000 Depositary Shares each representing 1/10 of a share of the 8.68% Class D Cumulative Redeemable Preferred Shares.

     See "Description of Preferred Shares." These depositary shares are listed on the New York Stock Exchange under the symbols DDRPrA, DDRPrB, DDRPrC and DDRPrD, respectively.

     The depositary shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately after we issue and deliver the preferred shares to the depositary, we will cause the depositary to issue the Depositary Receipts on our behalf. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from us upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received on behalf of the preferred shares proportionately to the record holders of the related

Depositary Receipts owned by such holder. Such distributions are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

     In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of Depositary Receipts entitled to the property unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders. Such distributions by the depositary are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain changes and expenses to the depositary.

WITHDRAWAL OF SHARES

     Unless the related depositary shares have previously been called for redemption, upon surrender of the Depositary Receipts at the corporate trust office of the depositary the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the Depositary Receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to Noncumulative Shares, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such Depositary Receipts were entitled to at the time of redemption when they surrender their Depositary Receipts to the depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the Depositary Receipts related to such preferred shares. Each record holder of Depositary Receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred shares related to such holder's Depositary Receipts. The record date for Depositary Receipts will be the same date as the record date for preferred shares. The depositary will vote the preferred shares related to such Depositary Receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the preferred shares. The depositary will abstain from voting preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of Depositary Receipts.

LIQUIDATION PREFERENCE

     In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such Depositary Receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED SHARES

     The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the Depositary Receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares into whole common shares, other preferred shares or other shares of capital stock. We have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion. If conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the depositary shares which represent the preferred shares and any provision of the Deposit Agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding Depositary Receipts.

     We may terminate the Deposit Agreement upon not less than 30 days' prior written notice to the depositary if (1) such termination is to preserve our status as a REIT or (2) a majority of each class of preferred shares affected by such termination consents to such termination. Upon termination of the Deposit Agreement, the depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary

Receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if:

          (1) all outstanding depositary shares have been redeemed,

          (2) there has been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding-up and such distribution has been distributed to the holders of Depositary Receipts evidencing the depositary shares representing such preferred shares, or

          (3) each related preferred share shall have been converted into capital stock that is not represented by depositary shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the depositary's fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its resignation, and we may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The depositary will forward to holders of Depositary Receipts any reports and communications from us which it receives with respect to the related preferred shares.

     Neither us nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of us and the depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct. Developers Diversified Realty Corporation and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. Developers Diversified Realty Corporation and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     Our Articles authorize us to issue up to 100,000,000 common shares, without par value. As of December 31, 1998, we had 61,289,186 common shares issued and outstanding. In addition, we have reserved 2,583,981 common shares for issuance upon the exercise of options under our employee share option plan, 3,150,000 common shares for issuance under our equity-based award plans and 930,000 common shares for issuance upon the exercise of options granted to our directors and others. Our common shares are listed on the New York Stock Exchange under the symbol "DDR." National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the common shares.

     The following description of our common shares sets forth certain of their general terms and provisions. The following description of our common shares is in all respects subject to and qualified by reference to the applicable provisions of the Articles and our Code of Regulations (the "Code of Regulations").

     Holders of our common shares are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available therefor. Any payment and declaration of dividends by us on our common shares and purchases thereof will be subject to certain restrictions if we fail to pay dividends on any outstanding preferred shares. See "Description of Preferred Shares -- Dividends." If we are liquidated, dissolved or involved in any winding-up, the holders of our common shares are entitled to receive ratably any assets remaining after we have fully paid all of our liabilities, including the preferential amounts we owe with respect to any preferred shares. Holders of our common shares possess ordinary voting rights, with each share entitling the holder to one vote. Holders of our common shares have cumulative voting rights in the election of directors. Holders of our common shares do not have preemptive rights, which means that they have no right to acquire any additional common shares that we may subsequently issue.

     All of our common shares now outstanding are, and any common shares offered hereby when issued will be, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

     In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Individual is defined in the Internal Revenue Code to include certain entities. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

     To assure that five or fewer individuals do not own more than 50% in value of our outstanding common shares, our Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (the "Ownership Limit") of our outstanding common shares. Shareholders whose ownership exceeded the Ownership Limit immediately after the IPO may continue to own common shares in excess of the Ownership Limit and may acquire additional shares through the share option plan, the equity-based award plans, any dividend reinvestment plan adopted by us (a "Dividend Reinvestment Plan") or

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from other existing shareholders who exceed the Ownership Limit, but may not acquire additional shares from those sources if the result would be that the five largest beneficial owners of common shares hold more than 49.6% of our outstanding common shares. In addition, because rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Internal Revenue Code, our Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of 9.8% of our outstanding common shares (the "Related Party Limit"). Our Board of Directors may waive the Ownership Limit and the Related Party Limit (the Related Party Limit has been waived with respect to the shareholders who exceeded the Related Party Limit immediately after the IPO) if an opinion of counsel or a ruling from the Internal Revenue Service is provided to the Board of Directors to the effect that that ownership will not then or in the future jeopardize our status as a REIT. As a condition of any waiver, our Board of Directors will require appropriate representations and undertakings from the applicant with respect to preserving our REIT status. We issued the selling shareholder a waiver for shares issuable on the exchange of partnership units and the exercise of the warrant as described on the cover of this prospectus.

     The preceding restrictions on transferability and ownership of common shares may not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT. The Ownership Limit and the Related Party Limit will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the effects of the Ownership Limit and the Related Party Limit are to prevent any person or small group of persons from acquiring unilateral control of us. Any change in the Ownership Limit requires an amendment to the Articles, even if our Board of Directors determines that maintenance of REIT status is no longer in our best interests. Amendments to the Articles require the affirmative vote of holders owning a majority of our outstanding common shares. If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, that amendment also would require the affirmative vote of holders of two-thirds of the affected class of preferred shares.

     If common shares in excess of the Ownership Limit or the Related Party Limit, or common shares which would cause the REIT to be beneficially or constructively owned by less than 100 persons or would result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, are issued or transferred to any person, the issuance or transfer will be null and void to the intended transferee. The intended transferee will not acquire rights to the shares. Common shares transferred or proposed to be transferred in excess of the Ownership Limit or the Related Party Limit or which would otherwise jeopardize our REIT status ("Excess Shares") will be subject to repurchase by us. The purchase price of any Excess Shares will be equal to the lesser of (i) the price in the proposed transaction and (ii) the fair market value of the shares reflected in the last reported sale price for the common shares on the trading day immediately preceding the date on which we or our designee determine to exercise our repurchase right, if the shares are then listed on a national securities exchange, or such price for the shares on the principal exchange, if they are then listed on more than one
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national securities exchange, or, if the common shares are not then listed on a national securities exchange, the latest bid quotation for the common shares if they are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by our Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of the proposed purchase is sent by us. From and after the date fixed for purchase of Excess Shares by us, the holder of the Excess Shares will cease to be entitled to distribution, voting rights and other benefits with respect to the Excess Shares except the right to payment of the purchase price for the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares will be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the Excess Shares and to hold the Excess Shares on our behalf.

     All certificates representing our common shares bear a legend referring to the preceding restrictions.

     Our Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% of our outstanding common shares must file an affidavit with us containing information specified in the Articles each year by January 31. In addition, each of those shareholders will upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Directors deems necessary for us to comply with the provisions of the Internal Revenue Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                      DESCRIPTION OF COMMON SHARE WARRANTS

     We may issue common share warrants for the purchase of common shares. We may issue common share warrants independently or together with any other securities offered by any prospectus supplement. The common share warrants we issue may be attached to or separate from such offered securities. Each series of common share warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between us and a warrant agent specified in the applicable prospectus supplement (the "Warrant Agent"). The Warrant Agent will act solely as our agent in connection with the common share warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common share warrants. The following sets forth certain general terms and provisions of the common share warrants that may be offered under this Registration Statement. Further terms of the common share warrants and the applicable Warrant Agreements will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of the common share warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

          (i) the title of such common share warrants;

          (ii) the aggregate number of such common share warrants;

          (iii) the price or prices at which such common share warrants will be issued;

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

          (iv) the number of common shares purchasable upon exercise of such common share warrants;

          (v) the designation and terms of the other Offered Securities with which such common share warrants are issued and the number of such common share warrants issued with each such Offered Security;

          (vi) the date, if any, on and after which such common share warrants and the related common shares will be separately transferable;

          (vii) the price at which each common share purchasable upon exercise of such common shares warrants may be purchased;

          (viii) the date on which the right to exercise such common share warrants shall commence and the date on which such right shall expire;

          (ix) the minimum or maximum amount of such common share warrants which may be exercised at any one time;

          (x) information with respect to book-entry procedures, if any;

          (xi) a discussion of certain federal income tax considerations; and

          (xii) any other terms of such common share warrants, including terms, procedures and limitations relating to the exchange and exercise of such common share warrants.

     You should also read the section captioned "Description of Common Shares" for a general description of the common shares to be acquired upon the exercise of the common share warrants, including a description of certain restrictions on the ownership of common shares. We will treat as outstanding any common shares that may be acquired upon the exercise of common share warrants, directly or constructively held by an investor, at the following times:

          (i) at the time of acquisition of the common share warrants, and

          (ii) prior to the exercise of the common share warrants, for purposes of determining the percentage ownership of common shares held by such investor.

                  CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW

     Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to those provisions. We have opted out of one such provision. We remain subject to the foregoing provisions described below.

     Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then outstanding shares of an Ohio corporation with fifty or more shareholders involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power of the corporation (any such shareholder, a "10% Shareholder"), unless:

          (i) the transaction is approved by the directors before the 10% Shareholder becomes a 10% Shareholder;

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

          (ii) the acquisition of 10% of the voting power is approved by the directors before the 10% Shareholder becomes a 10% Shareholder; or

          (iii) the transaction involves a 10% Shareholder who has been a 10% Shareholder for at least three years and is approved by holders of two-thirds of our voting power and the holders of a majority of the voting power not owned by the 10% Shareholder, or certain price and form of consideration requirements are met.

Chapter 1704 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of us which might be beneficial to shareholders.

     Section 1701.041 of the Ohio Revised Code regulates certain "control bids" for corporations in Ohio with fifty or more shareholders that have significant Ohio contacts and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations regarding Developers Diversified Realty Corporation and the securities we are registering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Baker & Hostetler LLP. The tax treatment to holders of securities will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of securities in light of his or her personal investments or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws except to the extent discussed under the headings " -- Taxation of Tax-Exempt Shareholders" and " -- Taxation of Non-U.S. Shareholders." Shareholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, shareholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our securities.

     The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

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

     YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF OUR SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH DISPOSITION, ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1993. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See
" -- Failure to Qualify."

     The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the shareholder level when distributed) that generally results from investment in a corporation. However, Developers Diversified Realty Corporation will be subject to federal income tax as follows:

     First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     Second, we may be subject to the "alternative minimum tax" on our items of tax preference under certain circumstances.

     Third, if we have (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

     Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

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

     Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

     Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation (defined below) and on which we pay the tax), and (c) any undistributed taxable income from prior periods.

     Seventh, if we acquire any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

          (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

          (5) that is beneficially owned by 100 or more persons;

          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

          (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of

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

condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

     We believe that we have satisfied each of the above conditions. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in "Description of Preferred
Shares -- Restrictions on Ownership" and "Description of Common
Shares -- Restrictions on Ownership." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See " -- Failure to Qualify."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

     Ownership of Interests in Partnerships and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of partnerships and limited liability companies in which we own, directly or indirectly through other partnerships or limited liability companies, less than all of the outstanding ownership interests, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below).

     Developers Diversified Realty Corporation owns 100% of the stock of a number of corporate subsidiaries that are qualified REIT subsidiaries (each, a "QRS") and may acquire stock of one or more new subsidiaries. A corporation will qualify as a QRS if 100% of its stock is held by Developers Diversified Realty Corporation. A QRS will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of Developers Diversified Realty Corporation for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to our income and assets shall include the income and assets of any QRS. A QRS will not be subject to federal income tax, and our ownership of the voting stock of a QRS will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of our total assets, as described below under "--Asset Tests."

     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited

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

transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     - The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

     - The Internal Revenue Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT actually or constructively owns 10% or more of the interests in such tenant (a "Related Party Tenant");

     - If rent attributable to personal property leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

     - For rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

          (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect;

          (ii) we attach a schedule of the sources of our income to our federal income tax return; and

          (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax.

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

     We do not intend to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as heretofore described), and we do not intend to rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). We directly perform services under certain of our leases, but such services are not rendered to the occupant of the property. Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which we own property. To the extent that the performance of any services provided by us would cause amounts received from our tenants to be excluded from rents from real property, we intend to hire independent contractors from whom we derive no revenue to perform such services.

     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in " -- Taxation of the Company -- General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

     Prohibited Transaction Income. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

     Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we
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

fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to the sum of 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and 95% of our net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of "REIT taxable income" as described above.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided below, these distributions are taxable to our shareholders (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential -- e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

     We generally expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable share dividends.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation and on which we pay the tax), and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

     Earnings and Profits Distribution Requirement. In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation).

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF JOINT VENTURES

     General. We hold certain investments indirectly through partnerships, limited liability companies, and joint ventures (the "Joint Ventures"). In general, partnerships and limited liability companies in which we own an interest are "pass-through" entities which are not subject to federal income tax. Rather, partners or owners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership or limited liability company items for purposes of the various REIT income tests and in the computation of our REIT taxable income.

     Entity Classification. Our interests in the Joint Ventures involve special tax considerations, including the possibility of a challenge by the IRS of the status of a Joint Venture as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If a Joint Venture were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see " -- Taxation of the Company -- Asset Tests" and " -- Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See " -- Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in a Joint Venture's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an Eligible Entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. We believe all of our Joint Ventures will be classified as partnerships for federal income tax purposes.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As used below, the term "U.S. Shareholder" means a holder of shares who (for United States federal income tax purposes):

          (i) is a citizen or resident of the United States;

          (ii) is a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

          (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source; or

          (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Shareholders.

     Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred shares and then to the shares.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the adjusted basis which each U.S. Shareholder has in his shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder's adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions. Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a Capital Gains Designation) will be taxable to taxable U.S. Shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Shareholders at a 20% or 25% rate. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion of the manner in which that portion of any dividends designated as capital gain dividends will be allocated among the holders of our preferred shares, depositary shares and common shares, see "Description of Preferred Shares," "Description of Depositary Shares" and "Description of Common Shares."

     The Taxpayer Relief Act of 1997 (as modified by the Internal Revenue Service Restructuring and Reform Act of 1998, which was signed into law on July 22, 1998) made certain changes to the Internal Revenue Code with respect to taxation of long-term capital gains earned by taxpayers other than corporations. In general, for sales made after January 1, 1998, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after January 1, 1998 only if the asset was held for more than 12 months at the time of disposition. Also, so-called "unrecaptured section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on the sale of a real property asset described in Section 1250 of the Internal Revenue Code, but not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Internal Revenue Code Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held more than five years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held more than five years is reduced to 8%.

     Certain aspects of the new legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as us. Until the IRS issues some guidance, it is unclear whether or how the 20% or 10% rate will apply to distributions of long-term capital gains by us. The Taxpayer Relief Act of 1997 gives the IRS authority to apply the Act's new rules on taxation of capital gains to sales by pass-through entities, including REITs. It is possible that the IRS could provide in such regulations, as it did in IRS Notice 97-64 (superseded by the Internal Revenue Service Restructuring and Reform Act of
1998), that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as "long-term capital gain" and "unrecaptured section 1250 gain" to the extent of such respective gain realized by the

REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive effect.

     Shareholders should consult their tax advisors with regard to (i) the application of the changes made by the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998 with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

     Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our shares will not be treated as passive activity income. As a result, U.S. Shareholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

     Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election a "Capital Gains Designation", we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Shareholder generally would:

          (i) include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

          (ii) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder's long-term capital gains;

          (iii) receive a credit or refund for the amount of tax deemed paid by it;

          (iv) increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

          (v) in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

DISPOSITIONS OF SECURITIES

     If you are a U.S. Shareholder and you sell or dispose of your shares, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the shares as a capital asset and will be long-term capital gain or loss if you have held the shares for more than one year. However, if you are a U.S. Shareholder and you recognize loss upon the sale or other disposition of shares that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

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

BACKUP WITHHOLDING

     We report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See " -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from us will not be UBTI to a tax-exempt shareholder, so long as the tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code (generally, shares, the acquisition of which was financed through a borrowing by the tax exempt shareholder) and the shares are not otherwise used in a trade or business. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business.

     For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT.

     A REIT will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to certain trusts. We do not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. SHAREHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of shares by persons that are not U.S. Shareholders ("Non-U.S. Shareholders"). In general, Non-U.S. Shareholders may be subject to special tax withholding requirements on distributions from Developers Diversified Realty Corporation and with respect to their sale or other disposition of shares of Developers Diversified Realty Corporation, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Shareholder's country. A Non-U.S. Shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Developers Diversified Realty Corporation in order to claim such treatment. Non-U.S. Shareholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, Developers Diversified Realty Corporation.

OTHER TAX CONSEQUENCES

     State and Local Tax Consequences. We may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which we transact business and our shareholders may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

     Federal Estate Tax. Shares owned or treated as owned by an individual who is not a citizen or a "resident" (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of our securities (including a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account (collectively, an "IRA")). This discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to state law requirements), depending on their particular circumstances.

     A FIDUCIARY MAKING THE DECISION TO INVEST IN SECURITIES ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA (WHEN APPLICABLE), SECTION 4975 OF THE INTERNAL

REVENUE CODE, AND (TO THE EXTENT NOT PREEMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SECURITIES BY SUCH PLAN OR IRA. Plans should also consider the entire discussion under the heading "Certain Federal Income Tax Considerations," because material contained in that section is potentially relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our securities.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

     Each fiduciary of an employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in securities is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

          (i) an ERISA Plan fiduciary make investments that are prudent and in the best interests of the ERISA Plan's participants and beneficiaries;

          (ii) an ERISA Plan fiduciary make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the fiduciary not to do so;

          (iii) an ERISA Plan's investments are authorized under ERISA and the terms of the governing documents of the ERISA Plan; and

          (iv) the fiduciary not cause the ERISA Plan to enter into transactions that are prohibited under Section 406 of ERISA and not exempt under Sections 407 or 408 of ERISA.

     In determining whether an investment in securities is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed to meet the objectives of the ERISA Plan (or that part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility), taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan (or portfolio), and the liquidity and current return of the ERISA Plan (or portfolio). A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described under "Risk Factors."

     The owner of an IRA or the fiduciary of an employee benefit plan not subject to Title I of ERISA (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under
Section 4975 of the Internal Revenue Code and permitted under applicable state law. Government plans and church plans are examples of Non-ERISA Plans, as are plans that do not cover any common law employees.

STATUS OF THE COMPANY UNDER ERISA

     A prohibited transaction may occur if our assets are deemed to be assets of the investing ERISA Plans and disqualified persons directly or indirectly deal with such assets. In certain circumstances where an ERISA Plan holds an interest in an entity, the assets of the entity are deemed to be ERISA Plan assets (the "look-through rule"). Under those circumstances, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA Plan fiduciary. ERISA Plan assets are not defined in ERISA or the Internal Revenue Code, but the United States Department of Labor has issued regulations, effective March 13, 1987, that outline the circumstances under which an ERISA Plan's interest in an entity will be subject to the look-through rule.

     The Department of Labor regulations apply only to the purchase by an ERISA Plan of an "equity interest" in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities." The Department of Labor regulations also provide exceptions to the look-through rule for equity interests in certain types of entities, including any entity which qualifies as either a "real estate operating company" (a "REOC") or a "venture capital operating company" (a "VCOC").

     Under the Department of Labor regulations, a "publicly-offered security" is a security that is:

             (i) freely transferable;

             (ii) part of a class of securities that is widely-held; and

             (iii) either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act so long as the class of securities of which such security is a part is timely registered under the Exchange Act after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

     Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable. A class of securities is considered "widely-held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

     Under the Department of Labor regulations, a REOC is defined as an entity which on certain testing dates has at least 50% of its assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities and which, in the ordinary course of its business, is engaged directly in real estate management or development activities. A VCOC is defined as an entity which on certain testing dates has at least 50% of its assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, invested in one or more operating companies with respect to which the entity has management rights and which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

     We expect that the equity securities offered in this prospectus (other than any warrants) will meet the criteria of the publicly-offered security exception to the look-through rule. Those equity securities should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only stock transfer restrictions consist of (1) those required under federal tax laws to maintain our status as a REIT, (2) resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus, (3) those owned by our officers, directors and other affiliates, and (4) voluntary restrictions agreed to by the selling shareholders regarding volume limitations. In addition, we expect those equity securities to be held by 100 or more investors and we expect that at least 100 or more of these investors will be independent of us and of one another. Also, those equity securities will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and those equity securities will be registered under the Exchange Act. Finally, even if the publicly-offered security exception did not apply, we have management rights with respect to the Joint Ventures and conduct our affairs in such a manner that we will qualify as either a REOC or VCOC under the Department of Labor regulations. Accordingly, we believe that if an ERISA Plan purchases those equity securities (other than any warrants), our assets should not be deemed to be ERISA Plan assets and, therefore, that any person who exercises authority or control with respect to our assets should not be an ERISA Plan fiduciary. We expect that any debt securities offered in this prospectus will not be subject to the look-through rule in any event.

   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

     Our ratio of earnings to fixed charges for the nine month period ended September 30, 1998 and the fiscal years ended December 31, 1997, December 31, 1996, December 31, 1995, December 31, 1994 and December 31, 1993 were as follows:

                       TIME PERIOD                           RATIO
                       -----------                           -----
December 31, 1993........................................    1.65
December 31, 1994........................................    1.91
December 31, 1995........................................    1.71
December 31, 1996........................................    2.32
December 31, 1997........................................    2.58
Nine month period ended September 30, 1998...............    2.03

     Our ratio of earnings to combined fixed charges and preferred share dividends for the nine month period ended September 30, 1998 and the fiscal years ended December 31,

1997, December 31, 1996, December 31, 1995, December 31, 1994 and December 31, 1993 were as follows:

                       TIME PERIOD                           RATIO
                       -----------                           -----
December 31, 1993........................................    1.65
December 31, 1994........................................    1.91
December 31, 1995........................................    1.64
December 31, 1996........................................    1.65
December 31, 1997........................................    1.91
Nine month period ended September 30, 1998...............    1.63

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred dividends) and the minority interest in the income of majority owned joint ventures that have fixed charges and subtracting any undistributed net income of joint ventures accounted for using the equity method of accounting from income or loss before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                              PLAN OF DISTRIBUTION

     We may sell securities offered pursuant to any applicable prospectus supplement to one or more underwriters for public offering and sale by them or we may sell such securities to investors directly or through agents. The name of any underwriter or agent involved in the offer and sale of such securities will be included in the applicable prospectus supplement.

     Underwriters may offer and sell securities offered pursuant to any applicable prospectus supplement:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     From time to time, we may also authorize underwriters acting as our agents to offer and sell securities upon the terms and conditions set forth in an applicable prospectus supplement. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions in connection with the sale of securities offered pursuant to any applicable prospectus supplement. Underwriters may also receive commissions from purchasers of securities for whom such underwriters may act as agent. Underwriters may sell securities offered pursuant to any applicable prospectus supplement to or through dealers. Such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom such dealers may act as agent.

     We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with any offering of securities. Likewise, we will also describe any discounts, concessions or commissions allowed by
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underwriters to participating dealers in the applicable prospectus supplement.
Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.

     If indicated in the applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the applicable prospectus supplement. Likewise, the aggregate principal amount of the securities sold pursuant to delayed delivery contracts will not be less or more than the respective amounts stated in the applicable prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. Delayed delivery contracts will always be subject to our approval. Delayed delivery contracts will not be subject to any conditions except:

             (i) the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

             (ii) if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount covered by the delayed delivery contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Developers Diversified Realty Corporation for the year ended December 31, 1997, the audited historical financial statements included on pages F-2 through F-10 of the Company's Current Report on Form 8-K dated April 28, 1998, the audited historical financial statements included on pages F-3 through F-23 of the Company's Current Report on Form 8-K dated February 28, 1998 and the audited historical financial statements included on pages F-2 through F-7 of the Company's Current Report on Form 8-K dated November 7, 1997 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                 LEGAL MATTERS

     The validity of the debt securities, preferred shares, depositary shares, common shares and common share warrants will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio, and for any underwriters, dealers or agents by Brown & Wood LLP, New York, New York. Albert T. Adams, a director of Developers Diversified Realty Corporation, is a partner of Baker & Hostetler LLP.

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                          DEVELOPERS DIVERSIFIED LOGO